An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

UNIQUE FOODS CORPORATION

207,000,000 SHARES OF COMMON STOCK

Unique Foods Corporation (“we” or the “Company”) is offering for sale a maximum of 200,000,000 shares of its common stock at a fixed price of $.01 per share. There is no minimum number of shares that must be sold by us for the offering to close, and therefore we may receive no proceeds or very minimal proceeds from the offering. The Selling Security Holders are offering for sale a maximum of 7,000,000 shares of common stock at a fixed price of $.01 per share. We will not receive any of the proceeds from the sale of shares by the Selling Security Holders. The offerings will terminate upon the earlier of the sale of all 207,000,000 shares being offered, or one year after the offering statement is qualified by the Securities and Exchange Commission.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Prior to this qualification, there has been only a limited public trading market for the common stock of the Company. Our shares trade under the symbol UPZS on OTC Pink (Pink Sheets).

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this offering circular for a discussion of information that should be considered in connection with an investment in our securities.

Common Stock Offered By	Number of Shares	Price to Public	Underwriting discount and commissions(1)	Proceeds to Company (2)
The Company	200,000,000	$.01	$-	$2,000,000
Selling Security Holders	7,000,000	$.01	$-

____________

(1)	We may offer shares through registered broker dealers. We may pay finders, but information as to the finder or brokers must be disclosed in an amendment to this offering circular.

(2)	Does not include expenses of the offering estimated at $30,000. See “Plan of Distribution.”

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

We are providing the disclosure in the format prescribed by Part I of the S-1 format of Form 1-A.

322 Mall Blvd #149, Monroeville, PA 15146

(724)600-4720; www.uniquepizza.com

The date of this Preliminary Offering Circular is November 19, 2018

Please read this offering circular carefully. It describes our business, our financial condition and results of operations. We have prepared this offering circular so that you will have the information necessary to make an informed investment decision.

You should rely only on information contained in this offering circular. We have not authorized any other person to provide you with different information. This offering circular is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this offering circular is complete and accurate as of the date on the front cover, but the information may have changed since that date.

OFFERING CIRCULAR SUMMARY

This summary provides an overview of selected information contained elsewhere in this offering circular. It does not contain all the information you should consider before making a decision to purchase the shares we are offering. You should very carefully and thoroughly read the more detailed information in this offering circular and review our financial statements contained herein.

Overview

Unique Foods Corporation, formerly Unique Pizza & Subs Corp., and originally Coastal Services Group, Inc. (“we”, or “the Company”), was incorporated in Delaware in 2003, as the successor of a pizza and sub shop business started by James C. Vowler in 1991. We are engaged in franchising, conversion and ownership of pizza and sub shops, and we also sell Jose Madrid Salsa and PopsyCakes through our wholly owned subsidiaries. We also have a 50% interest in a California brew pub restaurant business called Unique Pizza Tap House.

We consider ourselves to be a consumer food holding company with several independently run businesses as subsidiaries.

We provide these companies both 1) the enhanced ability to raise money for operations or expansion, and 2) an equity exit and liquidity strategy for the owner, heirs, and/or investors.

 We expect to use the proceeds of this offering to expand our franchising operations and for marketing as well as general and administrative expenses. See “Use of Proceeds.”

 Our business office is located at 322 Mall Blvd. #149, Monroeville, PA 15146. Our telephone number is (724) 600-4720.

(1)

 Summary of the Offering

Securities Offered	200,000,000 shares of Common Stock by the Company 7,000,000 shares of Common Stock by the Selling Security Holders

Offering price per Share	$.01 per share of Common Stock.

Number of shares outstanding before the offering of common shares	37,727,321 shares of Common Stock as of the date hereof, and 573,750,000 shares issuable upon conversion of outstanding preferred stock.

Number of shares outstanding after the offering of common shares if all the shares being offered are sold	237,727,321 shares of Common Stock will be issued and outstanding after this offering is completed if all the shares being offered are sold.

Minimum number of shares to be sold in this offering	None.

Market for the common shares	There is only a limited public market for the common shares and a broad public market may never develop. The common stock is quoted on OTC Pink, informally known as the “Pink Sheets,” under the symbol UPZS.

Use of proceeds	The Company intends to use the proceeds of this offering for marketing and for general and administrative purposes. The Company will receive none of the $70,000 in proceeds to be received by the Selling Security Holders. See “Use of Proceeds” section for details.

Termination of the offering	The offering will conclude upon the earlier of the sale of all 207,000,000 shares or one year after the date of this offering circular.

You should rely only upon the information contained in this offering circular. The Company and the Selling Stock Holders have not authorized anyone to provide you with information, including projections of performance, different from that which is contained in this offering circular. The Company and the Selling Stock Holders are offering to sell shares of common stock and seeking offers only in jurisdictions where offers and sales are permitted. The information contained in here is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or of any sale of the common stock.

(2)

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business and prospects before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed and you may lose all or part of your investment.

The Company considers the following to be all known material risks to an investor regarding this offering. The Company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our common stock.

RISKS RELATED TO OUR BUSINESSES

We operate in a highly competitive industry and potential competitors could duplicate our business model.

We are involved in a highly competitive industry where we compete with numerous other companies who offer products and services similar to those we offer. There is no aspect of our business, which is protected by patents; we rely on copyrights, trademarks, and trade names. As a result, potential competitors will likely attempt to duplicate our business model. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete. There can be no assurance that we will be able to successfully compete against these other entities.

Changes in consumer preferences or negative publicity could adversely impact our results.

Our restaurants will feature innovative pizzas, subs, salads and appetizers in an upscale, family-friendly, casual environment. Our success depends, in part, upon the popularity of these foods and this style of informal dining. Shifts in consumer preferences away from this cuisine or dining style could materially adversely affect our future profitability. Guest satisfaction is important to us, and we believe that our success depends on the value and quality of items that we offer our guests. Any incident that erodes consumer trust in or affinity for our brands could significantly reduce their values. Like most restaurant chains, we can also be materially adversely affected by negative publicity, whether accurate or not, concerning food quality, illness, injury, publication of government or industry findings concerning food products served by us or other health concerns or operating issues stemming from one or more restaurants. These types of publicity could reduce our guest traffic which could adversely affect our operating results.

New information or attitudes regarding diet and health could result in changes in regulations and consumer eating habits that could adversely affect our revenues.

Regulations and consumer eating habits may continue to change as a result of new information and attitudes regarding diet and health. These changes may include regulations that impact the ingredients and nutritional content of our menu items. The federal government as well as a number of states, counties and cities have enacted menu labeling laws requiring restaurant operators to make certain nutritional information available to guests or have enacted legislation prohibiting the sales of certain types of ingredients in restaurants. The success of our restaurant operations depends, in part, upon our ability to effectively respond to changes in consumer health and disclosure regulations and to adapt our menu offerings to fit the dietary needs and eating habits of our guests without sacrificing flavor. If consumer health regulations or consumer eating habits change significantly, we may be required to modify or discontinue certain menu items. To the extent we are unable to respond with appropriate changes to our menu offerings, it could materially affect guest demand for our concepts and have an adverse impact on our revenues.

Our menu and marketing programs may not be successful.

We expect to undertake new menu and marketing initiatives to drive comparable sales and guest traffic while building long-term, sustainable value. Our profitability depends, in part, upon consumer reception of these initiatives as unsuccessful initiatives could result in incremental expenses incurred without the benefit of higher revenues. Furthermore, if our competitors were to introduce more effective menu and marketing programs than ours, it could adversely affect our guest traffic which could adversely affect our operating results.

(3)

Our operations are susceptible to changes in food and supply costs, which could adversely affect our margins.

Our profitability will depend, in part, on our ability to anticipate and react to changes in food and supply costs. We will negotiate prices for all of our ingredients and supplies through either contracts (terms of one month up to one year) or commodity pricing formulas. We currently expect prices for commodity products to increase in 2019 compared to 2018. Furthermore, various factors beyond our control, including adverse weather conditions and governmental regulations, could also cause our food and supply costs to increase beyond our expectations. We cannot predict whether we will be able to anticipate and react timely to changing food and supply costs by adjusting our purchasing practices. A failure to do so could adversely affect our operating results or cash flows.

We may be subject to complaints and litigation that could have an adverse effect on our business.

We may be the subject of complaints or litigation from guests alleging food borne illnesses, injuries or other food quality, health or operational concerns. Adverse publicity resulting from these allegations may materially adversely affect our restaurants and brand, regardless of whether the allegations are valid or whether we are liable. We are also subject to complaints or allegations from current, former or prospective employees from time to time. The restaurant industry has seen a rise in purported class action lawsuits in recent years, and the Company may be subject to them. A lawsuit or claim could result in an adverse decision against us that could have a material adverse effect on our business. Additionally, the costs and expense of defending ourselves against lawsuits or claims, regardless of merit, could have an adverse impact on our profitability and could cause variability in our results compared to expectations. Further, defending such claims may divert financial and management resources that would otherwise be used to benefit the future performance of our operations.

Our future revenue and earnings per share growth depends in part upon the growth of our royalty, license and franchise revenues, which depends on contract partners we do not control.

Our revenue and earnings per share growth from ancillary sources including license and franchise agreements will depend, in part, upon the performance of contract partners acting independently. Adverse events beyond our control, such as quality issues related to a food product or a failure to maintain quality standards at a franchised restaurant, could negatively impact our brand, business and results of operations. A decline in ancillary revenues could have a material adverse impact on our growth, profitability and results of operations.

Our success depends, in part, on our ability to achieve our planned growth strategy, which partly depends on factors outside our control, including the current economic environment.

We are pursuing a disciplined growth strategy that, to be successful, depends on our ability and the ability of our franchisees and licensees to open new restaurants and to operate these new restaurants on a profitable basis. Successful expansion depends on numerous factors, many of which are beyond our control, including: the hiring, training and retention of qualified operating personnel, especially managers; competition for restaurant sites; negotiation of favorable lease terms; timely development of new restaurants, including the availability of construction materials and labor; management of construction and development costs of new restaurants; securing required governmental approvals and permits; competition in our markets; and general economic conditions.

Expansion into new markets may present increased risks due to our unfamiliarity with those areas

Our expansion strategy, in part, may also entail opening restaurants in markets in which we have little or no operating experience. These new markets may have different competitive conditions, consumer tastes and discretionary spending patterns than our restaurants in our existing markets. In addition, our new restaurants will typically take several months to reach budgeted operating levels due to problems associated with new restaurants, including lack of market awareness, inability to hire sufficient staff and other factors. Restaurants opened in new markets may never reach expected sales and profit levels, thereby affecting our overall profitability. Although we have attempted to mitigate these factors by paying careful attention to training and staffing needs, there can be no assurance that we will be successful in operating new restaurants on a profitable basis.

Our regionally branded products may not be able to compete successfully with nationally branded products.

Competition to obtain shelf space for our branded products with retailers is primarily based on the expected or historical performance of our product sales relative to our competitors. The principal competitive factors for sales of our branded products to consumers are brand recognition and loyalty, product quality, promotion, and price. Some of our branded competitors have significantly greater resources and brand recognition than we do.

Competitive pressures or other factors could cause us to lose sales, which may require us to lower prices, increase the use of discounting or promotional programs, or increase marketing expenditures, each of which would adversely affect our margins and could result in a decrease in our operating results and profitability.

(4)

We operate in the highly competitive food industry.

We face competition in our product lines from other companies that have varying abilities to withstand changes in market conditions. Some of our competitors have substantial financial, marketing, and other resources, and competition with them in our various business segments and product lines could cause us to reduce prices, increase capital, marketing or other expenditures, or lose sales, which could have a material adverse effect on our business and financial results.

Some customer buying decisions are based on a periodic bidding process in which the successful bidder is assured the selling of its selected product to the food retailer, super center, mass merchandiser, or foodservice distributors, until the next bidding process. Our sales volume may decrease significantly if our offer is too high and we lose the ability to sell products through these channels, even temporarily. Alternatively, we risk reducing our margins if our offer is successful but below our desired price point. Either of these outcomes may adversely affect our results of operations. Additionally, competition can impact our ability to pass on increased costs or otherwise increase prices.

We may be unsuccessful in our future acquisition endeavors, if any, which may have an adverse effect on our business.

Consistent with our expansion strategy, our future growth depends, in large part, on our acquisition of additional food manufacturing businesses, products or processes. We may be unable to identify suitable targets, opportunistic or otherwise, for acquisition or make acquisitions at favorable prices. If we identify a suitable acquisition candidate, our ability to successfully implement the acquisition would depend on a variety of factors, including our ability to obtain financing on acceptable terms.

Acquisitions involve risks, including those associated with integrating the operations, financial reporting, disparate technologies, and personnel of acquired companies; managing geographically dispersed operations; the diversion of management’s attention from other business concerns; the inherent risks in entering markets or lines of business in which we have either limited or no direct experience; unknown risks; and the potential loss of key employees, customers, and strategic partners of acquired companies. We may not successfully integrate businesses or technologies we acquire in the future and may not achieve anticipated revenue and cost benefits. Acquisitions may not be accretive to our earnings and may negatively impact our results of operations due to, among other things, the incurrence of debt, one-time write-offs of goodwill, and amortization expenses of other intangible assets. In addition, future acquisitions could result in dilutive issuances of equity securities.

We may be unable to anticipate changes in consumer preferences, which may result in decreased demand for our products.

Our success depends in part on our ability to anticipate the tastes, eating habits, and overall purchasing trends of consumers and to offer products that appeal to their preferences. Consumer preferences change from time to time, and our failure to anticipate, identify, or react to these changes could result in reduced demand for our products, which would adversely affect our operating results and profitability.

We may be subject to product liability claims for misbranded, adulterated, contaminated, or spoiled food products.

We sell food products for human consumption, which involves risks such as product contamination or spoilage, misbranding, product tampering, and other adulteration of food products. Consumption of a misbranded, adulterated, contaminated, or spoiled product may result in personal illness or injury. We could be subject to claims or lawsuits relating to an actual or alleged illness or injury, and we could incur liabilities that are not insured or that exceed available insurance coverage. Even if product liability claims against us are not successful or fully pursued, these claims could be costly and time consuming, and may require management to spend time defending the claims rather than operating our business. A product that has been actually or allegedly misbranded or becomes adulterated could result in product withdrawals, product recalls, destruction of product inventory, negative publicity, temporary plant closings, and substantial costs of compliance or remediation. Any of these events, including a significant product liability judgment against us, could result in a loss of confidence in our food products, which could have an adverse effect on our financial condition, results of operations, or cash flows.

(5)

New laws or regulations or changes in existing laws or regulations could adversely affect our business.

The food industry is subject to a variety of federal, state, local, and foreign laws and regulations, including those related to food safety, food labeling, and environmental matters. Governmental regulations also affect taxes and levies, healthcare costs, energy usage, international trade, immigration, and other labor issues, all of which may have a direct or indirect effect on our business or those of our customers or suppliers. Changes in these laws or regulations, or the introduction of new laws or regulations, could increase the costs of doing business for the Company, our customers, or suppliers, or restrict our actions, causing our results of operations to be adversely affected.

Changes in weather conditions, natural disasters, and other events beyond our control could adversely affect our results of operations.

Changes in weather conditions, climate changes, and natural disasters such as floods, droughts, frosts, earthquakes, hurricanes, fires, or pestilence, may affect the cost and supply of commodities and raw materials. Additionally, these events could result in reduced supplies of raw materials. Our competitors may be affected differently by weather conditions and natural disasters depending on the location of their suppliers and operations. Further, changes in weather could impact consumer demand and our earnings may be affected by seasonal factors including the seasonality of our supplies and such changes in consumer demand. Damage or disruption to our production or distribution capabilities due to weather, natural disaster, fire, terrorism, pandemic, strikes, or other reasons could impair our ability to manufacture or sell our products. Failure to take adequate steps to reduce the likelihood or mitigate the potential impact of such events, or to effectively manage such events if they occur, particularly when a product is sourced from a single location, could adversely affect our business and results of operations, as well as require additional resources to restore our supply chain.

Disruption of our supply chain or distribution capabilities could have an adverse effect on our business, financial condition, and results of operations.

Our ability to manufacture, move, and sell products is critical to our success. We are subject to damage or disruption to raw material supplies or our manufacturing or distribution capabilities due to weather, including any potential effects of climate change, natural disaster, fire, terrorism, adverse changes in political conditions or political unrest, pandemic, strikes, import restrictions, or other factors that could impair our ability to manufacture or sell our products. Failure to take adequate steps to mitigate the likelihood or potential impact of such events, or to effectively manage such events if they occur, could adversely affect our business, financial condition, and results of operations, as well as require additional resources to restore our supply chain.

Our business and growth depend on the contributions of our-founder and CEO, James Vowler.

The success of our business continues to depend on the contributions of our founder and CEO, James Vowler and certain other executives of the Company. The loss of the services of James Vowler or other executives could have a material adverse effect on our business and plans for future development.

(6)

ADDITIONAL RISKS RELATED TO OUR COMMON STOCK

We have incurred net losses and may never be profitable.

Since we have incurred net losses since inception, it is difficult for potential investors to evaluate our business. We expect that we will continue to need to raise additional capital in order to fund our operations. There can be no assurance that such additional capital will be available to us on favorable terms or at all. There can be no assurance that we will be profitable.

Our financial statements have not been audited by a certified public accountant.

Management has prepared the accompanying financial statements. They have not been audited by a certified public accountant. A certified public accountant is required to undertake certain procedures when it audits financial statements. Those audit procedures are designed to ensure the reliability and accuracy of the financial statements and to detect fraud and the potential for fraud in the issuer’s financial reports. Investors will not have the benefit accruing from an independent audit of the financial statements.

No intention to pay dividends.

A return on investment may be limited to the value of our common stock. We do not currently anticipate paying cash dividends in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board may consider relevant. Our current intention is to apply net earnings, if any, in the foreseeable future to increasing our capital base and development and marketing efforts. There can be no assurance that the Company will ever have sufficient earnings to declare and pay dividends to the holders of our common stock, and in any event, a decision to declare and pay dividends is at the sole discretion of the Board. If we do not pay dividends, our common stock may be less valuable because a return on your investment would only occur if the Company’s stock price appreciates.

Our ability to continue as a going concern is not free from doubt.

The net loss for the six months ended June 30, 2018 was ($95,972), for the year ended December 31, 2017 was ($493.771). There is substantial doubt about our ability to continue as a going concern. Our financial statements have been prepared on a going concern basis, which assumes we will be able to realize our assets and discharge our liabilities in the normal course of business for the foreseeable future. We have incurred a loss since 2003 (Inception) resulting in an accumulated deficit of approximately ($2,484,122) as of June 30, 2018 and further losses are anticipated in the development of our business.

Our ability to continue as a going concern is dependent upon our becoming profitable in the future and, or, obtaining the necessary financing to meet our obligations and repay our liabilities arising from normal business operations when they come due. There is no guarantee that we will be successful in achieving these objectives.

Risks of expansion of our business arise due to our limited operating history.

Historically we have had few officers other than James Vowler and his father, William Vowler. As we obtain customers, we will be required to establish a corporate infrastructure, and management has limited experience in managing an enterprise. Our continued growth and profitability depend on our ability to successfully realize our growth strategy by expanding our sales. We cannot assure that our efforts will be successful nor that we will not incur unforeseen administrative and compliance costs.

Our failure to obtain capital may significantly restrict our proposed operations. We need capital to operate and fund our business plan. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the price of the shares of common stock sold in this offering. Our failure to obtain the capital, which we require, may result in the slower implementation or curtailment of our business plan.

Capital and credit market conditions may adversely affect our access to various sources of capital and/or the cost of capital, which could impact our business activities, dividends, earnings and common stock price, among other things.

(7)

We depend on key personnel, including James Vowler, our founder and Chief Executive Officer, and future members of management, and the loss of services of one or more members of our management team, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and existing and prospective industry participants, which could negatively affect our financial condition, results of operations, cash flow and trading price of our common stock.

Our success depends on our ability to attract and retain the services of executive officers, senior officers and restaurant managers. There is substantial competition for qualified personnel in our industry and the loss of our key personnel could have an adverse effect on us. Our continued success and our ability to manage anticipated future growth depend, in large part, upon the efforts of key personnel, particularly James Vowler, our Chief Executive Officer. The loss of services of Mr. Vowler or other members of our management team which we may hire, or our inability to attract and retain highly qualified personnel, could adversely affect our business, diminish our investment opportunities and weaken our relationships with lenders, business partners and industry participants, which could negatively affect our financial condition, results of operations and cash flow.

The ability of stockholders to control our policies and effect a change of control of our company is limited by certain provisions of our Articles of Incorporation and bylaws and by Delaware law.

There are provisions in our Articles of Incorporation and bylaws that may discourage a third party from making a proposal to acquire us, even if some of our stockholders might consider the proposal to be in their best interests. These provisions include the following:

Our Articles of Incorporation authorizes our board of directors to shares of preferred stock with such rights, preferences and privileges as determined by the board, and therefore to authorize us to issue such shares of stock. We believe these Articles of Incorporation provisions will provide us with increased flexibility in structuring possible future financings. The additional classes or series will be available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although our board of directors does not currently intend to do so, it could authorize us to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests.

The Delaware General Corporation Law (“DGCL”) permits our board of directors, without stockholder approval and regardless of what is currently provided in our Articles of Incorporation or bylaws, to implement certain takeover defenses, including adopting a classified board or increasing the vote required to remove a director. Such takeover defenses may have the effect of inhibiting a third party from making an acquisition proposal for us or of delaying, deferring or preventing a change in control of us under the circumstances that otherwise could provide our common stockholders with the opportunity to realize a premium over the then current market price.

Each item discussed above may delay, deter or prevent a change in control of our company, even if a proposed transaction is at a premium over the then-current market price for our common stock. Further, these provisions may apply in instances where some stockholders consider a transaction beneficial to them. As a result, our stock price may be negatively affected by these provisions.

(8)

 Our board of directors may change our policies without stockholder approval.

Our policies, including any policies with respect to investments, leverage, financing, growth, debt and capitalization, will be determined by our board of directors or those committees or officers to whom our board of directors delegates such authority. Our board of directors will also establish the amount of any dividends or other distributions that we may pay to our stockholders. Our board of directors or the committees or officers to which such decisions are delegated will have the ability to amend or revise these and our other policies at any time without stockholder vote. Accordingly, our stockholders will not be entitled to approve changes in our policies, and, while not intending to do so, may adopt policies that may have a material adverse effect on our financial condition and results of operations.

Our business could be adversely impacted if there are deficiencies in our disclosure controls and procedures or internal control over financial reporting.

The design and effectiveness of our disclosure controls and procedures and internal control over financial reporting may not prevent all errors, misstatements or misrepresentations. While management will continue to review the effectiveness of our disclosure controls and procedures and internal control over financial reporting, there can be no guarantee that our internal control over financial reporting will be effective in accomplishing all control objectives all of the time. Furthermore, our disclosure controls and procedures and internal control over financial reporting with respect to entities that we do not control or manage may be substantially more limited than those we maintain with respect to the subsidiaries that we have controlled or managed over the course of time. Deficiencies, including any material weakness, in our internal control over financial reporting which may occur in the future could result in misstatements of our results of operations, restatements of our financial statements, a decline in our stock price, or otherwise materially adversely affect our business, reputation, results of operations, financial condition or liquidity.

The subscription agreement for the purchase of common stock from the Company contains an exclusive forum provision, which will limit investors ability to litigate any issue that arises in connection with the offering anywhere other than the state and Federal courts in Wilmington, Delaware,

The subscription agreement states that it shall be governed by the local law of the State of Delaware, and the parties consent to the exclusive jurisdiction of the state and Federal courts in Wilmington, Delaware. They will not have the benefit of bringing a lawsuit in a more favorable jurisdiction or under more favorable law than the local law of the State of Delaware. This amounts to a litigation risk that should be considered by each investor before signing the subscription agreement.

RISKS RELATED TO THE MARKET FOR OUR COMMON STOCK

There has been only a limited public market for our common stock and an active trading market for our common stock may not develop following this offering.

There has not been any broad public market for our common stock, and an active trading market may not develop or be sustained. Shares of our common stock may not be able to be resold at or above the initial public offering price. The initial public offering price of our common stock has been determined arbitrarily by management without regard to earnings, book value, or other traditional indication of value. Our common stock may trade below the initial public offering price following the completion of this offering. The market value of our common stock could be substantially affected by general market conditions, including the extent to which a secondary market develops for our common stock following the completion of this offering, the extent of institutional investor interest in us, the general reputation of companies in the food industry and the attractiveness of their equity securities in comparison to other equity securities, our financial performance and general stock and bond market conditions.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops for our common stock, the trading price of our common stock may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the trading price of our common stock declines significantly, you may be unable to resell your shares at or above the public offering price.

(9)

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our funds from operations or income estimates;

•	publication of research reports about us or the restaurant industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors presented in this offering circular;

•	the extent of investor interest in our securities;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	failure to meet income estimates; and

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and trading price of our common stock.

There could be volatility in our share price due to shares held by only a few people.

A small number of stockholders own a significant portion of our public float. As of the date of this offering circular, a limited number (less than 10) persons beneficially own and control a significant portion of the public float of the Company. The Company has no control over the decisions of any of these stockholders to retain ownership of their shares. The trading price of the Company’s common stock could be adversely affected or be subject to volatility if one or more of these stockholders should determine to sell their shares.

Furthermore, the Company has outstanding 22,950,000 shares of Convertible Preferred Stock. If all of the Convertible Preferred Stock is converted at the current conversion rate, an additional 573,750,000 shares of common stock could be issued to the holders thereof. There are also convertible promissory notes outstanding in the amount of $724,900, plus accrued interest. The sale of shares by converting holders of preferred stock, or note holders, could adversely affect the trading price of our common stock.

James Vowler owns 20 million Series A Preferred Shares which could convert into 500 million common shares if the Company’s Articles of Incorporation permitted more than 500 million total outstanding common shares. Since there will be 237,727,321 shares of common stock outstanding after the offering is completed, Mr. Vowler can convert into and/or vote 262,272,679 common shares together with the 28,653,905 shares of common stock that he currently owns, allowing him to maintain majority control (subject to the prior conversion of other convertible securities.

There are $724,900 of outstanding convertible promissory notes that convert into an aggregate of 274,981,820 common shares based on fixed conversion prices and discounts to market conversion prices pegged at a recent (11/14/18) market price of $.011 per share. Each note contains a provision stating that it would not be able to convert into more than ten percent (10%) of the Company’s outstanding shares.

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Our shares are “Penny Stock,” which impairs trading liquidity.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our common stock and investors may find it difficult to sell their shares. Trades of our common stock will be subject to Rule 15g-9 of the SEC which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.

If you invest in this offering, you will experience immediate dilution.

We expect the initial public offering price of shares of our common stock to be higher than the pro forma net tangible book value per share of our outstanding shares of common stock. Accordingly, if you purchase shares of common stock in this offering, you will experience immediate dilution of approximately $.0023 in the pro forma net tangible book value per share of common stock. This means that investors who purchase shares of common stock will pay a price per share that exceeds the pro forma net tangible book value of our assets after subtracting our liabilities.

Future issuances of debt securities and equity securities may negatively affect the market price of shares of our common stock and, in the case of equity securities, may be dilutive to existing stockholders.

In the future, we may issue debt or equity securities or incur other financial obligations, including stock dividends and shares that may be issued in exchange for common units and equity plan shares/units. Upon liquidation, holders of our debt securities and other loans and preferred stock will receive a distribution of our available assets before common stockholders. We are not required to offer any such additional debt or equity securities to existing stockholders on a preemptive basis. Therefore, additional common stock issuances, directly or through convertible or exchangeable securities (including common units and convertible preferred units), warrants or options, will dilute the holdings of our existing common stockholders and such issuances or the perception of such issuances may reduce the market price of shares of our common stock. Any convertible preferred units would have, and any series or class of our preferred stock would likely have, a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common stockholders.

As an “Emerging Growth Company” any decision to comply with the reduced disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

•	In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt in to the extended transition period for complying with the revised accounting standards.

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Our status as an “Emerging Growth Company” under the JOBS Act of 2012 may make it more difficult to raise capital.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will not have reporting obligations under Sections 14 or 16 of the Securities Exchange Act of 1934, nor will any shareholders have reporting requirements of Regulation 13D or 13G, nor Regulation 14D.

So long as our common shares are not registered under the Exchange Act, our directors and executive officers and beneficial holders of 10% or more of our outstanding common shares will not be subject to Section 16 of the Exchange Act. Section 16(a) of the Exchange Act requires executive officers and directs, and persons who beneficially own more than 10% of a registered class of equity securities to file with the SEC initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of common shares and other equity securities, on Forms 3, 4 and 5, respectively. Such information about our directors, executive officers, and beneficial holders will only be available through this (and any subsequent) offering statement, and periodic reports we file there under.

Our reporting obligation to file reports following this offering will be suspended if, on the first day of any fiscal year (other than a fiscal year in which the offering statement under the Securities Act has been qualified), we have fewer than 300 shareholders of record and we file Form 1-Z with the SEC. In such an event, we may cease providing periodic reports and current or periodic information, including operational and financial information, may not be available with respect to our results of operations. Our common shares are not registered under the Securities Exchange Act of 1934, as amended, and we do not intend to register our common shares under the Exchange Act for the foreseeable future, provided that, we will register our common shares under the Exchange Act if we have, after the last day of our fiscal year, more than either (i) 2000 persons; or (ii) 500 shareholders of record who are not accredited investors, in accordance with Section 12(g) of the Exchange Act.

Further, as long as our common shares are not registered under the Exchange Act, we will not be subject to Section 14 of the Exchange Act, which, among other things, prohibits companies that have securities registered under the Exchange Act from soliciting proxies or consents from shareholders without furnishing to shareholders and filing with the Securities and Exchange Commission a proxy statement and form of proxy complying with the proxy rules.

In addition, so long as our common shares are not registered under the Exchange Act, our Company will not be subject to the reporting requirements of Regulation 13D and Regulation 13G, which requires the disclosure of any person who, after acquiring directly or indirectly the beneficial ownership of any equity securities of a class, becomes, directly or indirectly, the beneficial owner of more than five (5%) of the class.

The reporting required by Section 14(d) of the Exchange Act provides information to the public about persons other than the company who is making the tender offer. A tender offer is a broad solicitation by a company or a third party to purchase a substantial percentage of a company’s common stock for a limited period of time. This offer is for a fixed price, usually at a premium over the current market price, and is customarily contingent on shareholders tendering a fixed number of their shares.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Offering Circular includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

•	potential governmental regulations relating to or that may impact the restaurant industry and food industry;

•	increased costs or exposure to liability as a result of changes in laws or regulations applicable to the restaurant and food industry;

•	general volatility of the capital and credit markets and the market price of our common stock;

•	exposure to litigation or other claims;

•	loss of key personnel;

•	the risk that we may experience future net losses;

•	failure to obtain necessary outside financing on favorable terms, or at all;

•	risks associated with future sales of our common stock by existing shareholders or the perception that they intend to sell substantially all of the shares of our common stock that they hold;

•	risks associated with the market for our common stock; or

•	any of the other risks included in this offering circular, including those set forth under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Offering Circular generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Offering Circular will in fact occur.

Prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates and expectations are presented in this Offering Circular only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. The actual results may differ significantly from the projections.

Prospective investors should not make an investment decision based solely on the Company’s projections, estimates or expectations.

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USE OF PROCEEDS

Our offering is being made on a best efforts basis. No minimum number of shares must be sold. The offering price per share is $.01 per share. We expect to use the funds of this offering, amounting to $2,000,000, for implementing our franchising plans (25%), for marketing (25%) and for general and administrative expenses (50%)

No proceeds will be used to compensate or make payments to any officers or directors, except for ordinary business expenses incurred in the normal course of business, or as set forth under the caption “Executive Compensation.” We reserve the right to change the intended use of proceeds if necessitated by business conditions or unexpected events.

DETERMINATION OF OFFERING PRICE

The offering price of the common stock has been arbitrarily determined and bears no relationship to any objective criterion of value. The price does not bear any relationship to our assets, book value, any historical earnings or net worth. In determining the offering price, management considered such factors as the prospects, if any, for similar companies, anticipated results of operations, present financial resources and the likelihood of acceptance of this offering. In addition, no investment banker, appraiser, or other independent third party has been consulted concerning the offering price for the shares or the fairness of the offering price used for the shares. We cannot assure you that a public market for our securities will develop or continue or that the securities will ever trade at a price higher than the offering price.

DESCRIPTION OF BUSINESS AND PLAN OF OPERATION

Corporate History

Unique Foods Corporation, formerly Unique Pizza & Subs Corp., and originally Coastal Services Group, Inc. (“we”, or “the Company”) was incorporated in Delaware in 2003. The Company’s mission is to become a leading national franchiser and purveyor of specialty foods. The Company has a store conversion strategy which targets existing pizza shops as potential franchisees, as well as an organic strategy that targets new restaurants as franchisees. The Company will provide all franchisees with a customer call center, state-of-the-art point-of-sale system, economies of scale buying power and other services to potentially increase the new store’s profit margins. The Company also has a variable interest entity relationship with a California based restaurant, Unique Pizza Taphouse, and has wholly owned subsidiaries with Jose Madrid Salsa and PopsyCakes.

Our Business Model

Currently, our only franchised pizza store is the Unique Pizza Tap House, although historically, we have operated and franchised over 25 pizza and sub shops. Our plan for franchising targets existing pizza shops as potential franchisees. We also have an acquisition strategy and an organic strategy of opening new stores. Some of the key elements of our business model and goals include the following:

•	Become one of the Leading pizza Franchises in the US

•	Revenue sources to include:
o	Franchise Fees
o	8% of Franchisee Revenue (major franchise’s charge between 11 & 14%)
§	5% for Corporate
§	3% for Advertising and Customer Support Center
o	Vendor/Supplier Rebates
o	Stock Sales

•	Three Growth propositions (both Franchised and Company owned)
o	‘Organic’ – new store openings
o	Conversions – existing independent stores
o	Acquisitions -- both pizza/sub businesses as well as ‘complimentary businesses’ that could also become independent profit centers

•	‘Brick and Mortar’ (buildings/structures) would NOT be important, but emphasis would be on product, building color scheme and ‘look and feel,’ Unique Pizza and Subs® signage, employee attire, etc.

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•	Store service option Flexibility, such as they can provide: (a) pick-up and delivery only, (b) sit-down and (a), (c) inclusion of wine, beer and/or liquor license

•	Make a low ‘Cost of Entry’ (franchise fee) and overall ongoing Affordability
o	Initial Franchise Fee established at $20K
o	Provide financing opportunities
o	Weekly fees tied to store revenues @ average of 5% below competitors
o	Individual (vs. quantity) pricing available for consumables such as shirts, hats, menu’s business cards, gifts, etc.
o	Shared advertising fees

•	Minimize Employee Theft of money and/or product through the use of Automation
o	Common Point of Sale system for all stores
o	Centralized toll free Call Center for ALL stores
o	Professional Customer Response Representatives for Order Accuracy
o	Product and Ingredient Consumption activities/histories matched to revenue
o	Accurate revenue and product Usage Tracking

•	Improve store Profits
o	Up-selling to improve average ‘order/ticket’ price
o	Marketing
o	Headcount Reduction
o	Order Accuracy
o	Volume-based Pricing and vendor Discounts
o	Product Profitability Analysis

•	A Customer Loyalty Program is required to reward great consumers and to stimulate those who may need incentives or had a less than satisfactory experience

•	Minimize call Order Time without compromising Order Accuracy
o	Utilize Automated Call Directory (ACD) software tools
o	Corporate Enterprise system
o	Customer Data-base accuracy

•	Product Consistency expected of major franchises, regardless of cook’s expertise
o	Thorough Documentation
o	Timeless Training (Head Years, Web-based and On-site)

This business model assumes that we have the capital and resources to build out a large franchise system. There can be no assurances that we will have the capital necessary to implement our plan or be successful in doing so.

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Jose Madrid Salsa

The Company completed the acquisition of the Jose Madrid Salsa Company in October 2015. Jose Madrid is a fresh, all natural based salsa company that produces and markets hand crafted batches of salsa since 1976. Jose Madrid currently generates revenue through mail order, direct sales, retail, wholesale, food brokers and fund raisers. Unique Foods has already begun to expand the Jose Madrid brand through fundraisers, trade shows, festivals, franchise opportunities and retail. Mike Zakany, the founder, is the President of the Jose Madrid subsidiary.

In 1976, Mike Zakany and his brother started a restaurant in downtown Zanesville, Ohio. After months of planning and building, Zak’s Restaurant was a reality. The contemporary casual restaurant was a welcome addition to the small urban center and was quite successful from the family matriarch, helped her sons integrate more authentic Mexican cuisine into the menu and life of the restaurant.

The Zakany family has always had a rich history as entrepreneurs. Mike’s paternal grandparents opened a butcher shop and grocery store in Zanesville in 1942. Mike’s father, uncle and entire family worked very hard to continue to grow the family business over the years. Zak’s Restaurant was a natural extension of the Zakany’s involvement and love for the food business. The restaurant quickly developed a strong clientele. Clearly, people liked the “New Mexico” style food, the phenomenal increase in the “to go” food sales and the additional increase in dining room business confirmed their niche in the “New Mexico” style of food on the menu. The demand for salsa was a key part of the complete menu; salsa enhanced the flavors of all the dishes served. It then became time to develop the salsa to meet the demand. Mike started an extensive marketing study that examined all kinds of spices and chili peppers. He read with great interest about the migration patterns of the European Spaniards to Mexico and the influence America’s native people had on the newcomer’s cuisine.

Mike continued to work on the salsa recipes based on his research and experimentation. The restaurant customers were the critics for the salsa formulas born from Mike’s hard work in the kitchen.  Eventually, the “favorite” blend of spices, chili peppers and herbs were developed. These recipes came from the direct influence of his maternal grandfathers cooking culture. In 1987, José Madrid Salsa became a reality, named after the family icon and beloved grandfather from Clovis, New Mexico. Mike Zakany’s tribute to his grandfather celebrates his childhood memories of the larger than life man.

Sales and Operating Profit of José Madrid Salsa have been as follows:

	2016	2017	2018 (Estimated)
Revenue	$149,353	$500,874	$495,000
Operating Profits	$(64,449)	$(107,346)	$110.000

PopsyCakes

James Vowler, President & CEO of Unique Foods Corporation said, "The opportunity to acquire PopsyCakes was brought to me in November of 2015. PopsyCakes are sold and distributed using very comparable source outlets as the Salsa is, corporate sales, restaurants, fundraisers, high end retail, direct mail and will be a great new revenue source. We will add the PopsyCakes to all of our Jose Madrid Salsa booths, where we currently reach over 2 million potential customers annually at the numerous trade shows and corporate events that we attend. We will now be able to feature a very high end complimentarily item at these booths marketed at the same price point as our salsa.” We invite you to try the world’s first cupcake on a pretzel! PopsyCakes are handmade cupcakes smothered in imported Italian chocolates, placed on a crispy pretzel stick. PopsyCakes have the perfect combination of sweet and salty, making them a UNIQUE decadent gourmet dessert. PopsyCakes' humble beginnings were conceptualized from a school project, by a high school student, in her mother’s kitchen, and are now a growing sensation.  Treat yourself or that special someone to PopsyCakes today!

The PopsyCakes Company was founded by Jessica Cervantes when she decided to create an innovative cupcake on an edible stick in 2006 at the age of 16. Ever since her grandmother taught her how to bake, Jessica has loved measuring and tasting different ingredients - and mixing them up to see how her culinary creations would turn out. But it wasn't until Jessica became a part of the International Business and Finance Academy at John A. Ferguson Senior High school, that baking and business came together in a brand new recipe for success. The budding baker/entrepreneur, who immigrated to the U.S. from Cuba as a child, competed against 25,000 business students across the country and won first place in the Network for Teaching Entrepreneurship (NFTE.com) National business plan, a competition which was held on October 23, 2008 in New York City. Her innovative creation has received a great deal of attention from the dessert industry across the United States.

PopsyCakes generates revenue through: mail order, airports gift shops, direct sales, candy stores, restaurants, Bar Mitzvahs (certified Kosher product), birthday parties, high end retail, wholesale, food brokers, corporate sales, wedding / party favors and fundraisers

Sales and Operating Profit of PopsyCakes have been as follows:

	2016	2017	2018 (Estimated)
Revenue	$6,927	$23,231	$45,000
Operating Profits	$(2,989)	$(4,979)	$5,000

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Unique Pizza Tap House

Unique Pizza Tap House opened in November 2016 and is located in Murrieta, CA. This showcase restaurant is 6000+ square feet, serves all of the Unique Foods gourmet pizzas and features the innovative IPourIt self-pour draft beer system. The location is 50% owned by the Company and 50% owned by master franchisee Kevin Serrano. The Unique Pizza Tap House includes the full line of Jose Madrid Salsa and PopsyCakes, and will be used a training facility for future franchisees.

Sales and Operating Profit of the Unique Pizza Tap House have been as follows:

	2016	2017	2018 (Estimated)
Revenue	$520,298	$1,744,889	$1,200,000
Operating Profits	$(224,519)	$(373,960)	$185,000

Christopher Street Products

On September 15, 2016, the Company signed a royalty deal with New York City based Christopher Street LLC. Under the agreement, the Company will create and market a custom line of Unique Pizzas under the Christopher Street label, Jose Madrid Salsa will create and market a line of custom hand crafted Salsa, and PopsyCakes will create and market custom flavored and decorated PopsyCakes. The Company will also work with Christopher Street’s management group to expand and market the existing lines of Bath & Shower Gels, Shampoo and Conditioners and Hand and Body lotions. Christopher Street celebrates the start of the Gay Rights movement that took place on Christopher Street in NYC’s Greenwich Village in the 1970’s and to this day Christopher Street serves as an international symbol of gay pride. Our new line of quality products pledge to support the causes that are near and dear to the hearts of this community. In the Spring of 2017, Christopher Street launched 17 unique products into the 400+ HomeGoods locations.

Sales and Operating Profits from Christopher Street Products have been as follows:

	2016	2017	2018 (Estimated)
Revenue	$10,416	$34,932	$110,000
Operating Profits	$(4,495)	$(7,487)	$24,000

Frozen Line of Unique Pizza

The Company started developing its frozen pizza line over 15 years ago when it became the official pizza shop of the Pittsburgh Penguins and Riverhounds. It went into these venues to build awareness of the brand but mainly to develop the proper formulas necessary to duplicate its superior quality product in mass quantities. After a great deal of investment of capital, time and effort Unique Pizza is almost ready to launch their gourmet lines of Frozen Pizza. It took many years to find the right manufacturing partner that will duplicate the necessary quality and handle the potential growth. The Company currently has agreements in place with Essence Global and Larasan Pharmaceuticals to distribute Unique Frozen Pizzas throughout China and India. Essence Global will handle the shipping, customs and part of the distribution in China. Larasan will utilize its vast network of outlets to distribute throughout China and India. After the launch of the frozen pizza in China and India, the Company intends to bring some versions to the U.S. and elsewhere.

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Competition

There is intense competition in all of our food product lines, often times with competitors who are larger and much better capitalized.  We are involved in a highly competitive industry where we compete with numerous other companies who offer products and services similar to those we offer. There is no aspect of our business, which is protected by patents; we rely on copyrights, trademarks, and trade names. As a result, potential competitors will likely attempt to duplicate our business model. Some of our potential competitors may have significantly greater resources than we have, which may make it difficult for us to compete.

Off-balance sheet arrangements

The Company has no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect or change on the Company’s financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term “off-balance sheet arrangement” generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with the Company is a party, under which the Company has (i) any obligation arising under a guarantee contract, derivative instrument or variable interest; or (ii) a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

Critical Accounting Policies and Estimates

Use of Estimates

Preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management’s estimates and assumptions.

Stock-Based Compensation

The Company accounts for its stock-based compensation in accordance with ASC 718, Compensation — Stock Compensation, which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors to be recognized in the financial statements, based on their fair value. The Company measures share-based compensation to consultants in accordance with ASC 505-50, Equity-Based Payments to Non-Employees, and recognizes the fair value of the award over the period the services are rendered or goods are provided.

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LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims against the Company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on OTC Link under the symbol UPZS. The following table reflects the high and low sales prices for our common stock in the calendar quarters indicated; such prices may not reflect actual transactions or retail markdowns or commissions.

Quarter Ended	High	Low

June 30, 2018	$0.20	$0.05

March 31, 2018	$0.35	$0.12
December 31, 2017	$0.50	$0.12
September 30, 2017	$0.0075	$0.0038
June 30, 2017	$0.0086	$0.0041

March 31, 2017	$0.0135	$0.0080
December 31, 2016	$0.0026	$0.0023
September 30, 2016	$0.0502	$0.0120
June 30, 2016	$0.0772	$0.0101

As of the date of this offering circular, we had approximately 2,044 record holders of our common stock.

We do not have a stock option plan in place and have not granted any stock options at this time.

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DILUTION

Purchasers of our common stock offered in this offering circular will experience an immediate and substantial dilution of the net tangible book value of their common stock from the initial public offering price. Such dilution results from the offering price of the shares by the Company. At June 30, 2018, we had a consolidated net tangible book value of approximately $(179,310) or $(0.0048) per share of our common stock held by continuing investors. After giving effect to the sale of the shares of our common stock offered hereby, including the use of proceeds as described under “Use of Proceeds,” and the deduction of underwriting discounts and commissions, the pro forma net tangible book value at June 30, 2018 attributable to common stockholders would have been $1,820,690 or $0.0077 per share of our common stock. This amount represents an immediate increase in net tangible book value of $0.0124 per share to continuing investors and an immediate dilution in pro forma net tangible book value of $0.0023 per share from the assumed initial public offering price of $0.01 per share of our common stock to new public investors. The following table illustrates this per-share dilution:

Assumed initial public offering price per share	$$0.01
Net tangible book value per share before this offering (1)	$(0.0048)

Net increase in pro forma net tangible book value per share attributable to this offering (2)	$0.0124

Pro forma net tangible book value per share after this offering	$0.0077

Dilution in pro forma net tangible book value per share to new investors	$0.0023

_________

(1)	Net tangible book value per share of our common stock before this offering is determined by dividing net tangible book value based on June 30, 2018,net book value of the tangible assets (consisting of total assets less intangible assets) of the Company by the number of shares of our common stock issued.

(2)

Net increase in pro forma net tangible book value per share attributable to this offering is determined by subtracting (i) the net tangible book value per share before this offering (see note (1) above) and (ii) the pro forma net tangible book value divided by the number of outstanding shares of common stock after this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes thereto of the Company, as well as the financial statements and the notes thereto of the Company included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Overview

The Company formerly Coastal Services Group, Inc. was incorporated on November 20, 2003. The Company’s mission is to become a leading national franchisor and owner of several distinct consumer food subsidiaries.

Operating Results

For the Years Ended December 31, 2017 and December 31, 2016.

We generated gross revenue of $1,581,138 for the year ended December 31, 2017, compared to $447,559 for the year ended December 31, 2016.

Cost of Revenue

We had cost of revenue of $722,788 during the year ended December 31, 2017, compared to $239,435 for the year ended December 31, 2016.

Operating expenses

Operating expenses during the year ended December 31, 2017 amounted to $1,863,668 compared to $735,530 for the year ended December 31, 2016. The operating expenses in 2017 included depreciation expense of $185,020 and other general and administrative expenses of $912,576, compared to depreciation expense of $161,234 and other general and administrative expenses of $165,477 in 2016.

Net loss

As a result of the foregoing, during the year ended December 31, 2017, we recorded a net loss of $568,771, compared to a net loss of $296,452 for the year ended December 31, 2016.

Liquidity and Capital Resources

For the Years Ended December 31, 2018 and 2017

During the year ended December 31, 2017, net cash flows used in operating activities were $189,937, compared to net cash flows of $79,061 provided by operating activities during the year ended December 31, 2016. The negative cash flow from operation in 2017 was due to net loss of $568,771, Comparatively, the negative cash flow from operation in 2016 was primarily due to net loss of $296,452.

There were non-cash investing activities during the year ended December 31, 2017 of $8,450, and no cash from investing activities for the year ended December 31, 2016.

During the year ended December 31, 2017, net cash flows provided by financing activities were $171,664, and $86,800 for the year ended December 31, 2016, due primarily to the proceeds from advances on a line of credit and Increase in convertible notes payable.

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For the Three Months Ended June 30, 2018 and June 30, 2017

We generated gross revenue of $196,610 for the three months ended June 30, 2018, compared to $340,572 for the three months ended June 30, 2017.

Cost of Revenue

We had cost of revenue of $118,685 for the three months ended June 30, 2018, compared to $170,048 for the three months ended June 30, 2017.

Operating Expenses

Operating Expenses during the three months ended June 30, 2018 amounted to $381,548, compared to $396,305 for the three months ended June 30, 2017. The operating expenses in the three months ended June 30, 2018 included depreciation expense of $46,255 and other general and administrative expenses of $203,624, compared to depreciation expense of $46,255 and other general and administrative expenses of $108,257 in the three months ended June 30, 2017.

Net Loss

As a result of the foregoing, during the three months ended June 30, 2018, we recorded a net loss of $95,972, compared to a net loss of $82,100 during the three months ended June 30, 2017.

For the Six Months Ended June 30, 2018 and June 30, 2017

We generated gross revenue of $436,310 for the six months ended June 30, 2018, compared to $673,056 for the six months ended June 30, 2017.

Cost of Revenue

We had cost of revenue of $226,081 for the six months ended June 30, 2018, compared to $301,758 for the six months ended June 30, 2017.

Operating Expenses

Operating Expenses during the six months ended June 30, 2018 amounted to $546,931, compared to $693,528 for the six months ended June 30, 2017. The operating expenses in the six months ended June 30, 2018 included depreciation expense of $92,510 and other general and administrative expenses of $180,965, compared to depreciation expense of $92,510 and other general and administrative expenses of $166,077 in the six months ended June 30, 2017.

Net Loss

As a result of the foregoing, during the six months ended June 30, 2018, we recorded a net loss of $176,758, compared to a net loss of $106,694 during the six months ended June 30, 2017.

Liquidity and Capital Resources

For the Six Months Ended June 30, 2018 and 2017

During the six months ended June 30, 2018 and 2017, net cash flows used in operating activities were $15,253 and negative $42,786, respectively, due primarily to net losses during the periods.

There were no cash flows from investing activities during the six months ended June 30, 2018 and 2017.

During the six months ended June 30, 2018 and 2017, net cash flows provided by financing activities were $0 and $45,400, respectively, due primarily to the proceeds from an advance under a line of credit.

As of June 30, 2018, the Company had cash on hand of $40,089. We may be required to raise additional funds, particularly if we are unable to generate positive cash flow as a result of our operations. In order to continue as a going concern, develop a reliable source of revenues, and achieve a profitable level of operations the Company will need, among other things, additional capital resources. Management’s plans to continue as a going concern include raising additional capital through borrowings and the sale of common stock. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of an equity financing.

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PLAN OF DISTRIBUTION

The Company is offering a maximum of 200,000,000 shares of its common stock on a best efforts basis at a fixed price of $.01 per share and any funds raised from this offering will be immediately available to us for our use. There will be no refunds. The Selling Stock Holders are offering 7,000,000 shares of their common stock on a best efforts basis at a fixed price of $.01 per share. The offering will terminate upon the earlier of the sale of all 207,000,000 shares or one year from the date of this offering circular. There is no minimum number of shares that we have to sell in this offering. All money we receive from the offering will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this offering circular. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

We intend to sell the shares in this offering through our President, James Vowler. He will not receive any compensation for offering or selling the shares. We do not intend to involve underwriters or broker-dealers in connection with our best efforts offering of shares of common stock.

Once the offering statement is effective, James Vowler will contact individuals with whom he has an existing or past pre-existing business or personal relationship and will attempt to sell them the shares. They will be required to sign the subscription agreement attached as Exhibit 4.1 to this Offering Circular.

Mr. Vowler is relying on Rule 3a4-1 of the Securities Act of 1934 to offer the company’s shares without registering as a broker. Mr. Vowler is able to rely on Rule 3a4-1 of the Securities Act of 1934 due to the fact that he is: (a) not subject to statutory disqualification pursuant to section 3(a)(39) of the Securities Act of 1933; (b) not compensated in connection with his participation by the payment of commissions or other payments based either directly or indirectly on the offering; (c) not an associated person of a broker dealer; (d) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; (e) not a broker or dealer, or has been a broker or dealer, within the preceding 12 months; and (f) does not participate in selling an offering of securities for any issuer more than once every 12 months.

The Selling Security Holders intend to sell 7,000,000 shares in this offering through registered broker-dealers from time to time. We will not receive proceeds from the sale of shares by the Selling Security Holders. Purchasers from the Selling Security Holders will not be required to sign the subscription agreement attached as Exhibit 4.1 to this Offering Circular.

The Selling Security Holders in this offering may be considered an underwriter, as that term is defined in Section 2(11) of the Securities Act. We are not aware of any underwriting arrangements that have been entered into by the Selling Security Holders. The distribution of the securities by the Selling Security Holders may be effected in one or more transactions that may take place in the OTC Markets, including broker's transactions or privately negotiated transactions.

The Selling Security Holders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by such Selling Security Holders, the pledge in such loan transaction would have the same rights of sale as the Selling Security Holders under this offering circular. The Selling Security Holders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this offering circular. The Selling Security Holders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such Selling Security Holders under this offering circular.

The Selling Security Holders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Security Holders or any such other person. We have instructed our Selling Security Holders that they may not purchase any of our securities while they are selling shares under this offering circular.

We will not pay for any expenses relating to the sale of shares by the Selling Security Holders except the expenses related to filing this offering circular.

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SELLING SECURITY HOLDERS

The entities named below are the "Selling Security Holders." The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by the Selling Security Holders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the Selling Security Holders upon termination of this offering.

Except as noted, the Selling Security Holder listed in the table will have sole voting and investment powers with respect to the securities indicated and has never been one of our officers or directors. We will not receive any proceeds from the sale of the securities by the Selling Security Holders. The Selling Security Holders are not a broker- dealer or affiliated with a broker-dealer. The Selling Security Holders may be deemed to be an underwriter.

The Selling Security Holders intend to sell the shares in this offering through registered broker-dealers from time to time. Their ownership percentages based on 37,727,321 currently outstanding common shares and 22,950,00 Preferred A shares outstanding (which are convertible on a 1 for 25 common shares basis), yielding 611,477,321 common shares outstanding on a fully diluted basis, are as follows:

	Total Shares Owned	% Before Offering	% After Offering	Material Transactions With the Selling Security Holder

The Brewer Group, Inc. 7951 SW 6th Street #216 Plantation FL, 33324 Attn: Jack Brewer	1,500,000	0.2%	0.0%	[1]

Plans for Growth, LLC 10950 SW 247 Terrace Homestead, FL 33032 Attn: Richard Silverman	2,400,000	0.4%	0.0%	[2]

Marc Falcone 2357 St Victoria Dr Gilbertsville PA 19525	3,100,000	0.5%	0.0%	[3]

1. The Brewer Group, Inc. is a consultant to the Company and has provided $120,000 in convertible note financing to the Company pursuant to a Convertible Note dated October 19, 2017. The natural person who has sole voting and investment power over The Brewer Group, Inc. is Jack Brewer.

2. Plans for Growth, LLC is a limited liability company that invested in 2,400,000 shares of the Company. The natural person who has sole voting and investment power over Plans for Growth, LLC is Richard Silverman.

3. Marc Falcone is a former employee of the Company who entered into a Settlement Agreement and Release with the Company dated September 10, 2018.

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DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Identification of Directors, Executive Officers and Significant Employees.

Our directors hold office until their successors are elected and qualified, or until their deaths, resignations or removals. Our officers hold office at the pleasure of our board of directors, or until their deaths, resignations or removals.

Our directors, executive officers and significant employees their ages, positions held, and durations of such are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed	Approximate hours per week

Directors and Executive Officers:

James Vowler	President, Chief Executive Officer, Chief Financial Officer and Director	46	April 1, 1995	40+

William Vowler	GM, Vice President and Director	72	January 15, 2006	30

Significant Employees:

Bala Indurti	Chief Operating Officer	64	July 16, 2014	10

Michael Zakany	Founder of Jose Madrid Salsa	69	August 15, 2015	40+

Dr. M. S. Reddy	Senior Advisor	67	August 15, 2015	40+

Vincent Viola	President of Christopher Street Products	51	September 14, 2016	40+

Kevin Serrano	Tap House Franchisee	42	October 14, 2016	40+

Business Experience

The following is a brief account of the education and business experience of our directors, executive officers and significant employees during at least the past five years, indicating their principal occupations and employment during the period, and the name and principal business of the organization in which such occupations or employment were carried on.

James Vowler, President, CEO, Chief Financial Officer and Director

Since 1995, Mr. Vowler a director and the principal officer of the Company. Jim Vowler, who attended Northeastern University with a major in Entrepreneurship, has been an owner/operator of pizza shops since 1991. Having started out owning a Pittsburgh based pizza franchise, Jim Vowler decided "there had to be something better" so he originally developed Unique Pizza Factory which from its conception was developed to have the consistency of a major franchise with the quality of a mom and pop store. He also designed Unique Pizza as a franchise that can easily convert existing pizza shops over to Unique Pizza and Subs shops allowing for rapid growth in any pizza market.  After operating Unique Pizza Factory (the precursor to Unique Pizza), for over ten (10) years, he has carved a niche in the industry, which Unique Foods will now be able to grow from.  During the growing and learning processes, Jim’s experience grew such that he now really understands how to duplicate and document the 'recipes' for franchise-wide product consistency.  He also personally performed all the construction, design, decorating, painting and equipment installation for over twenty (20) pizza shops; thus understanding the work and costs associated with the physical operation; thus allowing for both new and conversion stores to be easily planned, designed, implemented and ready to manage 'turn-key' operation.  Jim Vowler's tenacity, work-ethic, enthusiasm, love of the pizza and restaurant business and his commitment for offering consistent quality products along with his knowledge of the pizza industry makes him the key individual of the total operation.  In addition, his strong desire to 'partner with Franchisee’s and the community' in which the stores are located, exemplifies the credibility he establishes in the quest to have a 'win/win' business/community relationship that is delivered through charity participation, local advertising, employment and fellowship.

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William Vowler, GM, Vice President and Director

Since 2005, Mr. Vowler has been the GM, Vice President and Director of the Company.

William J. Vowler is responsible for overseeing the company's customer service operations, including Unique Pizza and Subs' customer response center. He has held executive positions in the product service areas for corporations such as Honeywell International, Sensormatic Electronics, and Digital Equipment Corporation. Previous successes include growing service revenue for Digital from $35million to $750 million, achieving a "Best in Class" profitability of $344 million. He has been recognized as a progressive leader by implementing changes based on the voice and views of customers and utilizing customer relations focused programs.  His business education is extensive, including the Emory Business School, Wharton School of Business, University of Michigan and Harvard Business School.

Dr. Malireddy Srinivasulu Reddy (M.S. Reddy), Senior Advisor

Dr Reddy is famously known as the “Cheese King’ because of his notoriously successful cheese & dairy–highly scientific biotechnology-based ingredient business. Dr. M.S. Reddy currently serves as Chairman and President of USA based American Dairy and Food Consulting Laboratories, and International Media and Cultures with twelve manufacturing facilities in eight states.

Dr. M.S. Reddy has been nominated for the 2012 Nobel Peace Prize by the chair of the United States Association of the state of Colorado. According to the chair of the U.N, Dr. Reddy has also been nominated by the world renowned professors of law, economics and register of the American Universities, Universities of India and also by the ranking members of the judiciary committee of the House of Representatives of the State of Colorado (U.S.A).

He has received over 100 national and international awards and honors from all over the world. Among the notable are: Richard M. Hoyt memorial award from the American Dairy Science Association, Outstanding Young Alumnus Recognition award from the Iowa State University, Sigma-Xi Research award, Outstanding Scientist award from IAFC, Washington, D.C., 2003, 2004 and 2005, Outstanding Businessman of the year award, and prestigious U.S. President Ronald Regan Gold Medal award at Washington, D.C. Dr. Reddy holds over 150 U.S. and international patents and has published over 70 scientific articles and has written several popular books, including A to Z of success. He is one of the leading authorities in the world in applied microbiology as it relates to dairy foods, probiotics, and pollution mitigation. Over 100 of his company’s patented high tech products are used in commerce all over the world. He has served as a technical consultant to over 70 national and international companies all over the world and also serves on the Committee of Complementary Alternative Medicine Division of AAPI. Dr. Reddy gave over 300 motivational, technical, and medical lectures, at his own cost, to improve the optimism all over the world, to uplift the communities and to curb poverty, hunger and disease. For all his lifetime achievements he was nominated, in good standing, for the 2012, 2014, 2015 Nobel Peace Prize.

Dr. Reddy is developing a custom cheese blend exclusively for Unique Pizza & Subs’ frozen pizza. This exclusive cheese blend will include a “farm harvested” active probiotic.

Mike Zakany, Founder & President – Jose Madrid Salsa

In 1976, Mike started a restaurant in downtown Zanesville, Ohio. The demand for salsa was a key part of the complete menu; salsa enhanced the flavors of all the dishes served. In 1987, José Madrid Salsa became a reality, named after the family icon and beloved grandfather from Clovis, New Mexico.

Vinny Viola, President – Christopher Street Products

Vinny oversees CSP which offers a diversified product mix of gourmet food and body care products. He also owns a successful retail liquor and wine shop in New York and is partners with Toby Keith, creating “Wild Shot”, which has become the best-selling premium mescal in the U.S. He has a history of creating and marketing new wine products and flavored rums.

Kevin Serrano, Operating Partner – Unique Pizza TapHouse (Murrieta,CA)

Kevin is a Master Franchisee. His region encompasses the Northern Border inclusive of, San Luis Obispo, Kern and San Bernardino counties to the Southern Border of California.

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Conflicts of Interest

At the present time, the Company does not foresee any direct conflict between our directors' executive officers, or significant employees other business interests and their involvement in the Company.

None of them has been the subject of the following events:

(1)	He has not been convicted, within ten years before the filing of the offering statement (or five years, in the case of issuers, their predecessors and affiliated issuers), of any felony or misdemeanor:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(2)	He is not subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the offering statement, that, at the time of such filing, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:(i) In connection with the purchase or sale of any security;(ii) Involving the making of any false filing with the Commission; or(iii) Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities;

(3)	He is not subject to a final order (as defined in Securities Act Rule 261 of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:(i) At the time of the filing of the offering statement, bars the person from:(A) Association with an entity regulated by such commission, authority, agency, or officer;(B) Engaging in the business of securities, insurance or banking; or(C) Engaging in savings association or credit union activities; or(ii) Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within ten years before such filing of the offering statement;

(4)	He is not subject to an order of the Commission entered pursuant to section 15(b) or 15B(c) of the Securities Exchange Act of 1934 or section 203(e) or (f) of the Investment Advisers Act of 1940 or (f)) that, at the time of the filing of this offering statement:(i) Suspends or revokes such person's registration as a broker, dealer, municipal securities dealer or investment adviser;(ii) Places limitations on the activities, functions or operations of such person; or(iii) Bars such person from being associated with any entity or from participating in the offering of any penny stock;

(5)	He is not subject to any order of the Commission entered within five years before the filing of the offering statement that, at the time of such filing, orders the person to cease and desist from committing or causing a violation or future violation of:(i) Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act of 1933, section 10(b) of the Securities Exchange Act of 1934 and 17 CFR 240.10b-5, section 15(c)(1) of the Securities Exchange Act of 1934 and section 206(1) of the Investment Advisers Act of 1940, or any other rule or regulation thereunder; or(ii) Section 5 of the Securities Act of 1933.

(6)	He is not suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade;

(7)	He has not filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or offering statement filed with the Commission that, within five years before the filing of the offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued; or

(8)	He is not subject to a United States Postal Service false representation order entered within five years before the filing of the offering statement, or is, at the time of such filing, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers hold their offices until they resign, are removed by the Board, or their successor is elected and qualified.

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EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our named executive officers and directors for all services rendered in all capacities to us for their appointment for the period ended June 30, 2018.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

James Vowler, President, CEO and Director	2016	$0	$0	$0	$0	$0	$0	$0	$0

	2017	$0	$0	$0	$0	$0	$0	$0	$0

William Vowler, GM, Vice President and Director	2016	$0	$0	$0	$0	$0	$0	$0	$0

	2017	$0	$0	$0	$0	$0	$0	$0	$0

__________

(1)	Our executive officers are reimbursed for their expenses, but do not take any salary or other benefits for their service.

Equity Awards

Our directors are not compensated for their services. The board has not implemented a plan to award options to our directors. There are no contractual arrangements with any member of the board of directors. We have no director's service contracts. No compensation is paid to directors for acting as such.

Employment Contracts and Employees

We have no employment contracts with any of our officers or directors. We currently employ our CEO and GM as our full time executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of June 30, 2018 with respect to the holdings of: (1) each person known to us to be the beneficial owner of more than 5% of our Common Stock; (2) each of our directors, nominees for director and named executive officers; and (3) all directors and executive officers as a group. To the best of our knowledge, each of the persons named in the table below as beneficially owning the shares set forth therein has sole voting power and sole investment power with respect to such shares, unless otherwise indicated. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company. The percentages are based on 37,727,321 shares of our common stock and 22,950,000 shares of our Convertible Preferred Stock outstanding as of the date above, or 611,477,321 fully converted common shares.

Name and Address	Number of Shares	Percentage Before Offering	Percentage After Offering

James Vowler (1)	500,092,000	81.8%	61.6%

Dr. M. S. Reddy(1)	57,000,000	9.3%	7.0%

All officers and directors as a group (2 persons)	500,092,000	81.8%	61.6%

__________

(1)	Each share of Convertible Preferred Stock is convertible into 25 shares of common stock.

Regardless of the success of this offering, our officers and director and current stockholders will continue to own a substantial portion of our common stock after the offering. Since they may continue to control the Company after the offering, investors may be unable to change the course of the operations. Thus, the shares we are offering may lack the value normally attributable to voting rights. This could result in a reduction in value of the shares you own because of their ineffective voting power. None of our common stock is subject to outstanding options, warrants, or securities convertible into common stock.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

We issued 23,000,000 common shares and 20,000,000 shares of Series A Convertible Preferred Stock to James Vowler in 2005. We also issued 2,100,000 shares of common stock to 19 shareholders in connection with the acquisition of PopsyCakes. In connection with the acquisition of Jose Madrid Salsa, we issued 5,800,000 shares of common stock to Mike Zakany, and in connection with the acquisition of our 50% interest in Unique Pizza Tap House, we issued 1,000,000 shares of common stock to Kevin Serrano. Other than the foregoing, we do not have any transactions with related persons to report.

A related party, Credo Ventures, LLC, a variable interest entity that owns our California restaurant subsidiary known as Unique Pizza Tap House, incurred a promissory note in the amount of $495,000 payable to the mother of the managing member of Credo Ventures, LLC, who loaned the monies as of December 31, 2017. The promissory note bears interest of 10% per annum, has equal monthly payments payable of $10,517 over sixty months maturing on October 17, 2020, and the restaurant equipment is the collateral. See Exhibit 10.1 to this Offering Circular for a copy of the promissory note.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no changes in or disagreements with any independent registered public accountant. As mentioned elsewhere herein, our financial statements have not been reviewed by an independent registered public accountant.

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INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this offering circular as having prepared or certified any part of this offering circular or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Law Offices of Harold H. Martin, P.A. will pass on the validity of the common stock being offered pursuant to this offering circular.

DESCRIPTION OF CAPITAL STOCK

Our Articles of Incorporation provides that we may issue up to 500,000,000 shares of common stock, $0.0001 par value per share, referred to as common stock, and 50,000,000 shares of preferred stock, $0.0001 par value per share, including 22,950,000 shares of Series A Convertible Preferred Stock. As of the date of this offering circular, there are 37,727,321 outstanding shares of common stock. Upon completion of the maximum offering, 237,727,321 shares of our common stock will be issued and outstanding, and 22,950,000 shares of Series A Convertible Preferred Stock will be issued and outstanding.

James Vowler owns 20 million Series A Preferred Shares which could convert into 500 million common shares if the Company’s Articles of Incorporation permitted more than 500 million total outstanding common shares. Since there will be 237,727,321 shares of common stock outstanding after the offering is completed, Mr. Vowler can convert into and/or vote 262,272,679 common shares together with the 28,653,905 shares of common stock that he currently owns, allowing him to maintain majority control (subject to the prior conversion of other convertible securities. See the discussion of the Series A Convertible Preferred Stock below.

There are $724,900 of outstanding convertible promissory notes that convert into an aggregate of 274,981,820 common shares based on fixed conversion prices and discounts to market conversion prices pegged at a recent (11/14/18) market price of $.011 per share. Each note contains a provision stating that it would not be able to convert into more than ten percent (10%) of the Company’s outstanding shares.

Under Delaware law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non-assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Under Delaware law, a Delaware corporation generally cannot dissolve, amend its Articles of Incorporation, merge, consolidate, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by its board of directors and approved by the affirmative vote of stockholders entitled to cast at least a majority of all of the votes entitled to be cast on the matter. Our Articles of Incorporation provides for approval of any of these matters by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on such matters. Delaware law also permits a Delaware corporation to transfer all or substantially all of its assets without the approval of the stockholders of the corporation to an entity if all of the equity interests of the entity are owned, directly or indirectly, by the corporation.

Preferred Stock

Our Articles of Incorporation authorizes our board of directors to classify any unissued shares of preferred stock into one or more classes or series of preferred stock. Prior to the issuance of shares of each class or series, our board of directors is required by Delaware law and by our Articles of Incorporation to set, subject to the provisions of our Articles of Incorporation regarding the restrictions on ownership and transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, our board of directors could authorize the issuance of shares of preferred stock that have priority over shares of our common stock with respect to dividends or other distributions or rights upon liquidation or with other terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of our company that might involve a premium price for holders of our common stock or that our common stockholders otherwise believe to be in their best interests. As of the date hereof, 22,950,000 shares of Series A Convertible Preferred Stock out of the authorized 50,000,000 shares of preferred stock are outstanding and we have no present plans to issue any additional shares of preferred stock. Holders of the Series A Convertible Preferred Stock have the same voting and liquidation rights as the common stock on an as-converted basis. Each share of Series A Convertible Preferred Stock is convertible into 25 shares of common stock.

Transfer Agent and Registrar

Our transfer agent and registrar for our shares of common stock is Pacific Stock Transfer. Its address is 4045 South Spencer Street, Las Vegas, NV 89119, and its telephone number is (702) 361-3033.

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SHARES ELIGIBLE FOR FUTURE SALE

General

Upon completion of this offering, we will have outstanding 237,727,321 shares of our common stock. Of these shares, the 200,000,000 shares sold in this offering and 8,955,814 currently outstanding shares will be freely transferable without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in our Articles of Incorporation, except for any shares purchased in this offering by our “affiliates,” as that term is defined by Rule 144 under the Securities Act. The remaining 28,771,507 shares of common stock will be “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if the sale is registered under the Securities Act or qualifies for an exemption from registration, including an exemption under Rule 144, as described below.

Prior to this offering, there has been no active public market for our common stock. We can provide no assurance as to: (1) the likelihood that an active market for our shares of common stock will develop; (2) the liquidity of any such market; (3) the ability of the stockholders to sell the shares; or (4) the prices that stockholders may obtain for any of the shares. We cannot make any prediction as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See “Risk Factors—Risks Related to the Market for Our Common Stock”. For a description of certain restrictions on transfers of our shares of common stock held by our stockholders, see “Description of Capital Stock.”

Rule 144

Rule 144(b)(1) provides a safe harbor pursuant to which certain persons may sell shares of our stock that constitute restricted securities without registration under the Securities Act. “Restricted securities” include, among other things, securities acquired directly or indirectly from the issuer, or from an affiliate of the issuer, in a transaction or chain of transactions not involving any public offering. In general, the conditions that must be met for a person to sell shares of our stock pursuant to Rule 144(b)(1) are as follows: (1) the person selling the shares must not be an affiliate of ours at the time of the sale, and must not have been an affiliate of ours during the preceding three months, and (2) either (A) at least one year must have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates or (B) if we satisfy the current public information requirements set forth in Rule 144, at least six months have elapsed since the date of acquisition of the restricted securities from us or any of our affiliates.

Rule 144(b)(2) provides a safe harbor pursuant to which persons who are affiliates of ours may sell shares of our stock, whether restricted securities or not, without registration under the Securities Act if certain conditions are met. In general, the conditions that must be met for a person who is an affiliate of ours (or has been within three months prior to the date of sale) to sell shares of our stock pursuant to Rule 144(b)(2) are as follows (1) at least twelve months must have elapsed since the date of acquisition of the shares of stock from us or any of our affiliates, (2) the seller must comply with volume limitations, manner of sale restrictions and notice requirements and (3) we must satisfy the current public information requirements set forth in Rule 144. In order to comply with the volume limitations, a seller may not sell, in any three month period, more than 1% of the shares of our common stock then outstanding as shown by the most recent report or statement published by us, which will equal approximately 4,843,091 shares immediately after this offering.

AVAILABLE INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the common stock offered hereby. This offering circular, which constitutes part of the offering statement, does not contain all of the information set forth in the offering statement and the exhibits and schedule thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information regarding our common stock and our Company, please review the offering statement, including exhibits, schedules and reports filed as a part thereof. Statements in this offering circular as to the contents of any contract or other document filed as an exhibit to the offering statement, set forth the material terms of such contract or other document but are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the offering statement, each such statement being qualified in all respects by such reference.

A copy of the offering statement and the exhibits and schedules that were filed with the offering statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the offering statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

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F-1

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED BALANCE SHEET

	AS OF DECEMBER 31,
	2017 (UNAUDITED)	2016 (UNAUDITED)
CURRENT ASSETS
Cash	$10,358	$31,081
Accounts Receivable	22,676	1,725
Prepaid Expense	—	—
Deposits	179,200	179,000
Inventory--Salsa, PopsyCakes and Pizza	50,064	35,719
TOTAL CURRENT ASSETS	262,298	247,525
PROPERTY AND EQUIPMENT
Cooking and Kitchen Equipment	115,061	106,611
Brew house Equipment	745,237	745,237
Delivery Vehicles	50,100	50,100
Computer and Office Equipment	23,147	23,147
TOTAL PROPERTY AND EQUIPMENT	933,545	925,095
Less: Accumulated Depreciation	(356,124)	(171,102)
NET PROPERTY AND EQUIPMENT	577,421	753,993
GOODWILL	54,566	54,566
TOTAL ASSETS	894,285	1,056,084
LIABILITIES
CURRENT LIABILITIES
Accounts Payable	$3,488	$3,488
Royalties Payable	403	403
Shareholder Loan Payable	30,000	30,000
Current Portion of Convertible Notes Payable	315,432	216,254
Note Payable to a Related Party Individual	495,000	—
Derivative Liability	45,000	45,000
Federal Income Taxes Payable	10,000	10,000
Accrued Interest and Late Fees	78,129	18,619
TOTAL CURRENT LIABILITIES	977,452	323,764
TOTAL LIABILITIES	977,452	323,764
COMMITMENTS AND CONTINGENCIES	$—	$—
STOCKHOLDER'S EQUITY
Preferred Stock ($0.0001 par value; 50,000,000 shares authorized; 22,000,000 shares issued and outstanding at December 31, 2017 and 20,000,000 shares issued and outstanding at December 31, 2016; convertible one for twenty-five into common shares)	$2,200	$2,000
Common stock ($0.0001 par value; 500,000,000 shares authorized; 1,872,984 shares issued and outstanding at December 31, 2017 and 778,710 shares issued and outstanding at December 31, 2016	187	78

Common Stock to be Issued to a Related Party	1,813	700
Preferred Stock to be Issued to a Related Party	200	200
Additional Paid in Capital	2,118,997	2,016,960
Retained Earnings/(Accumulated Deficit)	(2,382,364)	(1,813,593)
Non-Controlling Interest	175,800	525,975
TOTAL STOCKHOLDER'S EQUITY (DEFICIT)	(83,167)	732,320
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY/(DEFICIT)	$894,285	$1,056,084

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statement

F-2

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Years Ended December 31,
	2017	2016
Revenue:
Sales	$2,303,926	$686,994
Total Revenue	2,303,926	686,994

Cost of Goods Sold	722,788	239,435

Gross Profit	1,581,138	447,559
Costs and Expenses:
Advertising and Samples	14,711	19,346
Travel	28,043	10,190
Rent	186,179	33,870
Depreciation Expense	185,020	161,234
Show Fees	46,660	66,282
Consulting and Professional Fees	65,330	195,606
Contract Labor	390,255	66,723
Utilities	34,894	16,802
Other Selling, General and Admin	912,576	165,477
Total Costs and Expenses	1,863,668	735,530
Loss from Continuing Operations	(282,530)	(287,971)
Interest Expense	(110,441)	(8,481)
Non-Controlling Interest	(175,800)	—
Income Taxes	—	—
NET LOSS	$(568,771)	$(296,452)

Basic Loss per Common Share	$(.30)	$(.38)
Diluted Loss per Common Share	$(.30)	$(.38)

"*" = less than $.01

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statements

F-3

UNIQUE FOODS CORP.
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)
FOR THE YEAR ENDED DECEMBER 31, 2017 (UNAUDITED)

			Common Stock				Preferred stock		Additional	Non
	Common Stock		to be issued		Preferred Stock		to be issued		Paid-in	Controlling	Accumulated
	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Capital	Interest	Deficit
Balances, January 1, 2016	334	$33	7,000	$700	22,000	$2,200	2,000	$200	$1,732,488	$—	$(1,517,141)
Shares issued on acquisition of Popsy Cakes	8	1	—	—	—	—	—	—	—	—	—
Common Stock issued for services	81	8	—	—	—	—	—	—	90,422	—	—
Conversion of Debt into Common Shares	355	36	—	—	—	—	—	—	193,851	—	—
Contributed Capital	—	—	—	—	—	—	—	—	—	—	—
Net Loss for the Year ended December 31, 2016	—	—	—	—	—	—	—	—	—	—	(296,452)
Balances, December 31, 2016	778	$78	7,000	$700	22,000	$2,200	2,000	$200	$2,016,960	$—	$(1,813,593)
Non-controlling interest	—	—	—	—	—	—	—	—	—	175,800	—
Common Stock to be issued for services	—	—	11,125	1,113	—	—	—	—	28,999	—	—
Conversion of Debt into Common Shares	1,094	—	—	—	—	—	—	—	57,018	—	—
Net Loss for the Year ended December 31, 2017	—	—	—	—	—	—	—	—	—	—	(568,771)
Balances, December 31, 2017	1,872	78	18,125	1,813	22,000	2,200	2,000	200	2,118,997	175,800	(2,382,364)

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statements

F-4

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	FOR THE YEARS ENDED DECEMBER 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(568,771)	$(296,452)
Non-Controlling Interest	175,800	—
Amortization and Depreciation	185,022	161,234
Common Shares issued for services received	—	90,430
Decrease in Prepaid Expense	—	—
(Increase) in Inventory	(14,345)	(6,701)
(Increase) in Accounts Receivable	(20,951)	(1,690)
(Increase) in Deposits	(200)	—
(Decrease) in Accounts Payable and Accruals	59,510	(25,882)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(189,937)	(79,061)
CASH FLOWS TO/(FROM) INVESTING ACTIVITIES:
Fixed Assets	(8,450)	—
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(8,450)	—
CASH FLOWS TO/(FROM) FINANCING ACTIVITIES:
Repayment on car note payable	—	(3,200)
Increase in convertible notes payable	125,864
Advances on Line of Credit	45,800	90,000
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	171,664	86,800
NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	(20,733)	7,739
CASH AND CASH EQUIVALENTS,
BEGINNING OF THE PERIOD	31,081	23,342
END OF THE PERIOD	$10,348	$31,081

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$—	$—
Taxes	$—	$—
NON-CASH INVESTING ACTIVITIES
Incurrence of Prepaid Expense for 2017 services, payable via promissory note payable	$60,000	$60,000
Common Stock issued for conversion of notes payable	$260,146	$55,556

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statements

F-5

Unique Foods Corp

f/k/a Unique Pizza and Subs Corporation

Notes to Consolidated Financial Statements

For the Years Ended December 31, 2017 and 2016

Note 1 - Organization

Unique Foods Corporation (the “Company”) formerly Unique Pizza and Subs Corporation a Delaware corporation was incorporated November 20, 2003. The Company’s mission is to be a leading national franchiser. The Company has a store conversion strategy which targets existing pizza shops as potential franchisees. The Company will provide all franchisees with a customer call center, state-of-the-art point-of-sale system, economies of scale buying power and other services to potentially increase the new store’s profit margins.The Company also has a variable interest entity relationship with a California based restaurant and has wholly owned subsidiaries with Jose Madrid Salsa and Popsy Cakes.

The Company was a party to a reverse merger on February 9, 2006. The reverse merger was between Unique Pizza and Subs Corporation (formerly known as Coastal Services Group, Inc.) and their wholly owned subsidiary Coastal Communications, Inc. As a result of the reverse merger, all existing assets of Coastal Communications, Inc. have been removed from the financial statements. In addition, all of the liabilities of Coastal Communications, Inc. were removed from the financial statements. As a result, the financial statements include the following: The balance sheet consists of the net remaining assets at historical cost after the reverse merger. The statement of operations includes only the income and expenses of Unique Pizza and Subs Corporation (formerly known as Coastal Services Group, Inc.) and none of the income and expenses of Coastal Communications, Inc. (the previously wholly owned subsidiary).

Note 2 – Summary of Significant Accounting Policies

Management’s Use of Estimates: The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, the fair value and useful lives of intangible assets, property and equipment, income taxes, and contingencies, among others. Actual results could differ from those estimates.

Revenue Recognition: One of the Company’s business model is to sell franchise agreements to customers. The revenue from these sales are recorded when the agreement to purchase the franchise is executed by the customer.

The Company also derives revenues from the sale of its food products consisting of salsa, pizza, restaurant food and candied pretzels.

Revenue is recorded when all the following have occurred: (1) persuasive evidence of an arrangement exists, (2) asset is transferred to the customer without further obligation, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Cost of Sales: Cost of sales represents costs directly related to the production and third-party manufacturing of the Company’s products.

Products sold are typically sold directly to the customer at point of sale; costs associated with shipping and handling is shown as a component of cost of sales.

Basis of Presentation. The financial statements include the accounts of Unique Pizza and Subs Corporation and its wholly owned subsidiaries along with a variable interest entity in the California restaurant prepared in accordance with accounting principles generally accepted in the United States of America. The accrual basis is the basis of accounting used. All significant intercompany balances and transactions have been eliminated.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

F-6

Note 2 – Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

The carrying amounts of the Company’s consolidated financial assets and liabilities, such as cash, accounts receivable, inventory, goodwill, accounts payable, accrued interest, derivative liabilities, notes payable and customer deposits approximate their fair values because of the short maturity of these instruments. The Company’s bank note payable approximates the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar consolidated financial arrangement at December 31, 2017 and 2016.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at December 31, 2017 and 2016, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the yearsended December 31, 2017 and 2016

Cash and Cash Equivalents - For purposes of the Consolidated Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Impairment of Long-Lived Assets: The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets.  Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, the asset is considered to be impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the years ended December 31, 2017 and 2016.

Income Taxes: The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Fixed Assets: The Company’s property and equipment consisting of building improvements, restaurant and office equipment, software, and furniture are stated at cost and depreciated over their estimated useful lives ranging from 5-7 years of the respective assets. Depreciation is computed using the straight-line method. Book depreciation for the years ended December 31, 2017 and 2016 is $185,020 and $161,234, respectively. Expenditures for maintenance and repairs are charged to expense as incurred.

F-7

Note 2 – Summary of Significant Accounting Policies (Continued)

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Income(Loss) Per Share - Net income(loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income(loss) per share is computed by dividing net income(loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income(loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of December 31, 2017 and 2016.

Inventory - Inventory, consisting of finished food products purchased, is located on the premises of our respective subsidiaries and is stated at the lower of cost or market using the first in first out method. No allowances were necessary at December 31, 2017 and 2016. The Company periodically reviews historical sales activity to determine potentially obsolete items and evaluates the impact of any anticipated changes in future demand.

Share-Based Payments - The Company acquires nonmonetary assets including goods for its common stock. The goods are recorded at the fair value of the nonmonetary asset exchanged or at an independent quoted market price for items exchanged.

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the consolidated financial statements.

Accounts Receivable and Allowance for Doubtful Accounts – We grant credit to customers based on an evaluation of their financial condition but most of our sales are immediately collected in cash at the point of sale. The estimate of the allowance for doubtful accounts, which is charged off to bad debt expense, is based on management’s assessment of current economic conditions and historical collections experience.

At December 31, 2017 and 2016, the Company did not have an allowance for doubtful accounts.

For the years ended December 31, 2017 and 2016, the Company had $0 and $0 in bad debt expense, respectfully.

Related Parties -The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Non-Controlling Interest – The Company owns 50% of Credo Ventures, LLC, a variable interest entity.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

F-8

Note 2 – Summary of Significant Accounting Policies (Continued)

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Contingencies - The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, consolidated financial position, and consolidated results of operations or consolidated cash flows.

Principles of Consolidation – The consolidated financial statements include the accounts of Jose Madrid Salsa, Popsy Cakes, Christopher Street (various products) and Credo Ventures (restaurant). All inter-company accounts and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements - The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the results of its operations.

FASB Accounting Standards Codification

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest—Imputation of Interest (Topic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected by ASU 2015-03. ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. Upon adoption, the Company will reclassify debt issuance costs from prepaid expenses and other current assets and other assets as a reduction to debt in the condensed consolidated balance sheets. The Company is not planning to early adopt ASU 2015-03 and does not anticipate that the adoption of ASU 2015-03 will materially impact its consolidated financial statements.

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”), which applies guidance on the subsequent measurement of inventory. ASU 2015-11 states that an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. The guidance excludes inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is not planning to early adopt ASU 2015-11 and is currently evaluating ASU 2015-11 to determine the potential impact to its consolidated financial statements and related disclosures.

Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first year of fiscal 2017. The Company anticipates the new standard will not result in an increase in the number of shares used in the calculation of diluted earnings per share and will not add volatility to the Company’s effective tax rate and income tax expense due to its net operating loss carryforward. The magnitude of such impacts will depend in part on whether significant employee stock option exercises occur.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”): SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after September 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements. No recognized or non-recognized subsequent events were noted.

F-9

 Note 3 – Shareholders’ Equity

As of February 19, 2006, pursuant to a unanimous consent of the sole director, the articles of incorporation were approved to be amended to increase the number of authorized shares from 700,000,000 to 4,000,000,000. Then, in May of 2010, pursuant to a unanimous consent of the board of directors, the articles of incorporation were amended to reduce the authorized common shares to 300,000,000. Then again, in the third year of 2017, the Company increased the authorized to 900,000,000 shares of common.

For the year ended December 31, 2017 the Company issued 1,163,123 post split shares of common stock for the conversion of $260,146 of convertible notes payables principal and related accrued interest. As of December 31, 2017, and 2016 there were 1,892,984 and 778,710 shares issued and outstanding, respectively.

At December 31,2017, there were 22,000,000 shares of preferred stock issued and outstanding to the Company’s officer, director, and majority shareholder. These are convertible into shares of common stock at a rate of one preferred share into twenty-five common shares. Therefore, there are potentially 550,000,000 additional shares of common stock that could be issued in the future upon conversion from preferred shares by this person. The Company affected a one for two hundred and fifty reverse stock split on March 6, 2014. The consolidated financial statements herein have been retroactively restated in compliance with US SEC staff accounting bulletin topic 4.C. The effects of these shares are non-dilutive at December 31, 2017 due to the net loss recorded.

Note 4 – Convertible Notes Payable

The Company had an unsecured note payable to an unrelated third party, but this was paid in full during the second year of 2016 leaving a balance due at December 31, 2017 of $-0- on the original principal amount of $325,000. The note had an imputed interest rate of 6% per annum, the effects of which are included in the consolidated financial statements in the amount of $5,010 including $5,000 in late fees. The note had a conversion feature into common shares feature at $.005 per share. The promissory note never converted into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note was not a derivative liability under EITF 00-19 due to its fixed floor conversion.

The Company has an unsecured convertible note payable to an unrelated third party at December 31, 2017 of $189,900 representing cash advances made to the Company in the amounts of $20,000 and $25,000 in late 2014, $99,100 in 2015 and 2016 and $45,800 in2017. The entire promissory note has a line of credit in the amount of $250,000 for the Company to draw upon. The interest rate is 10% per annum

The note is currently payable on demand, and has a conversion feature into common shares at $.015 per share or 50% of the average closing bid price of the last five trading days upon receiving a conversion notice, whichever is lower. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is a derivative liability under EITF 00-19 due to its variable floor conversion option.

ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market-based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company issued a convertible note as per above and has evaluated the terms and conditions of the conversion features contained in the notes and warrants to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in the notes and warrants represent freestanding derivative instruments that meet the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instruments in the notes and warrants is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instruments of the convertible notes and warrants was measured at the inception date of the notes and warrants and each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date.

The Company valued the conversion features in its convertible notes using the Black-Scholes model. The Black-Scholes model values the embedded derivatives based on a risk-free rate of return ranging from 0.02% to 0.02%, grant dates at the beginning of the year, the term of convertible note, conversion prices is lesser of 1) $0.015, or 2) 50% of stock bid price at date of note issuance, current stock prices on the measurement date ranging from $0.005 to $0.011, and the computed measure of the Company’s stock volatility, ranging from 221.61% to 359.23%.

Included in the December 31, 2017 and 2016 consolidated financial statements is a derivative liability in the amount of $45,000 to account for this transaction. There were no balances in prior periods since this liability arose in late 2014. It will be revalued yearly henceforth and adjusted as a gain or loss to the statements of operations depending on its value at that time.

At January 2016, the company issued a convertible note with $30,000 principal to a third party, with $12,000 initial interest. The note has an interest rate of 8% per annum. For the yearly ended December 31, 2017, 15,000,000 shares of common stock are issued to settle $3,000 accrued interest payable.

F-10

Note 4 – Convertible Notes Payable (Cont.)

Included in the Consolidated Statement of Operations for the previous year end consolidated financial statements was a $45,000 in change of fair value of derivative and $45,000 of debt discount amortization in non-cash charges pertaining to the derivative liability as it pertains to the gain on derivative liability and debt discount, respectively.

The Company has an unsecured note payable to an unrelated third party at December 31, 2017 in the principal amount of $-0- remaining on an original principal amount of $60,000. The note has an interest rate of 6% per annum. $10,873 and $10,000 of accrued interest payable and late fees payable on this loan are included in the accompanying consolidated balance sheet. The note is currently payable on demand and has a conversion into common shares feature. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is not a derivative liability under EITF 00-19 due to its fixed floor conversion.

The Company has two convertible notes payable with L&H, Inc., unrelated third party. One was issued on August 24, 2017 in the amount of $50,000 and the other one was issued on September 1, 2017 in the amount of $25,000.

The Company has two additional unsecured notes payable to an unrelated third party at December 31, 2017 each in the principal amounts of $60,000. The notes have an interest rate of 6% per annum. $2,320 of accrued interest payable on each loan is included in the accompanying consolidated balance sheet. The notes are payable under one-year maturities and has a conversion into common shares feature. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is not a derivative liability under EITF 00-19 due to its fixed floor conversion.

During the year ended December 31, 2017, the Company signed an additional unsecured note payable, in exchange for 2017 professional services to be performed by an unrelated third party, in the principal amount of $60,000. The note has an interest rate of 6% per annum. The note is payable under a one-year maturity and has a conversion into common shares feature. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is not a derivative liability under EITF 00-19 due to its fixed floor conversion. $60,000 prepaid expense was expensed during the year ended December 31, 2017.

Note 5 – Note Payable to a Related Party Individual

Pursuant to the Company’s variable interest entity relationship with a California based restaurant, the Company incurred a promissory note in the amount of $495,000. The amount payable to the individual, related through the variable interest entity relationship as the mother of the managing member of Credo Ventures, LLC who loaned the monies to Credo Ventures, LLC, at December 31, 2017 is $495,000. The promissory note bears interest of 10% per annum, has equal monthly payments payable of $10,517 over sixty months maturing on October 17, 2020 and the restaurant equipment is the collateral.

Note 6 – Income (Loss) Per Share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted loss per share was less than $(.30) and $(.38) for the years ended December 31, 2017 and 2016, respectively.

Note 7 – Supplemental Cash Flow Information

Supplemental disclosures of cash flow information for the years ended December 31, 2017 and 2016 are summarized as follows:

Cash paid during the periods for interest and income taxes:

	2017	2016
Income Taxes	$—	$—
Interest	$—	$—

F-11

Note 8 – Going Concern and Uncertainty

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans with regard to these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s liquid working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to resolve it liquidity problems and increase profitability in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties

Note 9 – Goodwill

On August 15, 2015, the Company acquired 100% of the capital stock of Jose Madrid Sales Corporation, an Ohio corporation, in exchange for the issuance of 950,000 shares of the Company’s preferred stock. The fair value of this stock issuance was determined using the fair value of the Company’s common stock on the closing date, at a market quoted price of $.008. Accordingly, the Company recognized goodwill of $53,011 as follows:

Fair value of the consideration transferred	$190,000

Net of identifiable assets acquired and liabilities assumed	$(136,989)

Goodwill	$53,011

The Company subsequently tested the goodwill for impairment and assessed the goodwill was not impaired since there was significant operating revenue and profits generated from Jose Madrid Salsa during the subsequent period thereto.

On December 31, 2015, the Company acquired 100% of the capital stock of PopsyCakes Distributing, LLC, a Florida corporation, in exchange for the issuance of 2,000,000 shares of the Company’s common stock. The fair value of this stock issuance was determined using the fair value of the Company’s common stock on the closing date, at a market quoted price of $.0031. Accordingly, the Company recognized goodwill of $1,555 as follows:

Fair value of the consideration transferred	$6,200

Net of identifiable assets acquired and liabilities assumed	$(4,645)

Goodwill	$1,555

The Company subsequently tested the goodwill for impairment and assessed the goodwill was not impaired since there was significant operating revenue and profits generated from Popsy Cakes during the subsequent period thereto.

Note 10—Segment Reporting

The Company follows the guidance set forth by section 280-10 of the FASB Accounting Standards Codification for reporting and disclosure on operating segments of the Company.

The Company’s segment information is as follows:

For the year ended December 31, 2017:

	Christopher Street	Jose Madrid Salsa	Popsy Cakes	Unique Pizza Taphouse
Revenue	$34,932	$500,874	$23,231	$1,744,889
Operating Profit/(Loss)	$(7,487)	$(107,346)	$(4,979)	$(373,960)

For the year ended December 31, 2016:

	Christopher Street	Jose Madrid Salsa	Popsy Cakes	Unique Pizza Taphouse
Revenue	$10,416	$149,353	$6,927	$520,298
Operating Profit/(Loss)	$(4,495)	$(64,449)	$(2,989)	$(224,519)

Note 11 – Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s financial statements.

Subsequent to year end, the Company issued 43,022,222 shares of common stock for the conversion of convertible notes.

F-12

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2018

	AS OF JUNE 30,
	2018 (UNAUDITED)	2017 (UNAUDITED)
CURRENT ASSETS
Cash	$40,089	$33,695
Accounts Receivable	1,049	990
Prepaid Expense	—	30,000
Deposits	179,200	179,000
Inventory--Salsa, PopsyCakes and Pizza	75,640	73,382
TOTAL CURRENT ASSETS	295,978	317,067
PROPERTY AND EQUIPMENT
Cooking and Kitchen Equipment	115,061	106,611
Brew house Equipment	745,237	745,237
Delivery Vehicles	50,100	50,100
Computer and Office Equipment	23,147	23,147
TOTAL PROPERTY AND EQUIPMENT	933,545	925,095
Less: Accumulated Depreciation	(448,634)	(263,612)
NET PROPERTY AND EQUIPMENT	484,911	661,483
GOODWILL	54,566	54,566
TOTAL ASSETS	835,455	1,033,116

LIABILITIES
CURRENT LIABILITIES
Accounts Payable	$40,801	$3,488
Royalties Payable	403	403
Shareholder Loan Payable	30,000	30,000
Current Portion of Convertible Notes Payable	315,432	298,859
Note Payable to a Related Party Individual	495,000	495,000
Derivative Liability	45,000	45,000
Federal Income Taxes Payable	10,000	10,000
Accrued Interest and Late Fees	78,129	69,264
TOTAL CURRENT LIABILITIES	1,014,765	952,014
TOTAL LIABILITIES	1,014,765	952,014
COMMITMENTS AND CONTINGENCIES	$—	$—
STOCKHOLDER'S EQUITY
Preferred Stock ($0.0001 par value; 50,000,000 shares authorized; 22,950,000 shares issued and outstanding at June 30, 2018 and 22,000,000 at June 30, 2017; convertible one for twenty-five into common shares)	$2,295	$2,200
Common stock ($0.0001 par value; 3,000,000,000 shares authorized; 8,399,302 shares issued and outstanding at June 30, 2018 and 113,872 at June 30, 2017	840	11
Common Stock to be Issued to a Related Party	1,813	1,813
Preferred Stock to be Issued to a Related Party	200	200
Additional Paid in Capital	2,308,527	2,019,508
Retained Earnings/(Accumulated Deficit)	(2,559,122)	(2,061,675)
Non-Controlling Interest	66,137	119,045
TOTAL STOCKHOLDER'S EQUITY (DEFICIT)	(179,310)	81,102
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY/(DEFICIT)	$835,455	$1,033,116

Consolidated Financial Statements prepared by company management
See Notes to Consolidates Financial Statements

F-13

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	FOR THE THREE MONTHS ENDED			FOR THE SIX MONTHS ENDED
	JUNE 30, 2018		JUNE 30, 2017	JUNE 30, 2018		JUNE 30, 2017
Revenue:
Sales		$315,295	$510,620		$662,391	$974,814
Total Revenue		315,295	510,620		662,391	974,814

Cost of Goods Sold		118,685	170,048		226,081	301,758

Gross Profit		196,610	340,572		436,310	673,056

Costs and Expenses:
Samples		3,046	2,423		6,360	5,017
Travel		6,085	3,870		10,479	5,940
Rent		16,409	48,150		51,123	96,300
Depreciation Expense		46,255	46,255		92,510	92,510
Show Fees		12,485	9,200		27,740	14,350
Stock Compensation		—	18,913		—	18,913
Professional Fees		6,384	15,000		12,594	30,000
Contract Labor		76,596	137,736		145,013	250,211
Utilities		10,664	6,501		20,147	14,210
Other Selling, General and Admin		203,624	108,257		180,965	166,077
Total Costs and Expenses		381,548	396,305		546,931	693,528
Loss from Continuing Operations		(184,938)	(55,733)		(110,621)	(20,472)
Interest Expense		—	(26,367)		—	(53,934)
Non-Controlling Interest		88,966	—		(66,137)	(32,288)
Income Taxes		—	—		—	—
NET LOSS		$(95,972)	$(82,100)		$(176,758)	$(106,694)

Basic Loss per Common Share	$	*	$(1.38)	$	*	$(.94)
Diluted Loss per Common Share	$	*	$(1.38)	$	*	$(.94)

"*" = less than $.01

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statements

F-14

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/(DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2018

			Common Stock				Preferred stock		Additional	Non
	Common Stock		to be issued		Preferred Stock		to be issued		Paid-in	Controlling	Accumulated
	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Shares (in thousands)	Amount	Capital	Interest	Deficit
Balances, December 31, 2017	1,872	$187	18,125	$1,813	22,000	$2,200	2,000	$200	$2,238,733	$175,800	($2,382,364)

Preferred Shares issued	—	—	—	—	950	95	—	—	—	—	—

Common Shares issued	6,526	653	—	—	—	—	—	—	1,652,078	—	—

Non-controlling interest	—	—	—	—	—	—	—	—	—	(109,663)	—

Net Loss for the six months ended June 30, 2018	—	—	—	—	—	—	—	—	—	—	(176,758)
Balances, June 30, 2018	8,399	$840	18,125	$1,813	22,950	$2,295	2,000	$200	$2,308,527	$66,137	($2,559,122)

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statements

F-15

UNIQUE FOODS CORP
f/k/a UNIQUE PIZZA AND SUBS CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	FOR THE SIX MONTHS ENDED.
	JUNE 30, 2018	JUNE 30, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	($176,758)	($106,694)
Change in Non-Controlling interest	66,137	32,288
Stock Compensation	—	18,913
Amortization and Depreciation	92,510	92,510
(Increase) in Prepaid Expense	—	(30,000)
(Increase) in Inventory	(25,576)	(37,763)
(Increase)/Decrease in Accounts Receivable	21,627	735
(Increase) in Deposits	—	—
(Decrease) in Accounts Payable and Accruals	37,313	(12,775)
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	15,253	(42,786)
CASH FLOWS TO/(FROM) FINANCING ACTIVITIES:
Advances on Line of Credit	—	45,400
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	—	45,400

NET INCREASE(DECREASE) IN CASH AND CASH EQUIVALENTS	15,253	2,614

CASH AND CASH EQUIVALENTS,
BEGINNING OF THE PERIOD	24,836	31,081

END OF THE PERIOD	$40,089	$33,695

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
CASH PAID DURING THE PERIOD FOR:
Interest	$0	$0
Taxes	$0	$0
NON-CASH INVESTING ACTIVITIES
Incurrence of Prepaid Expense for 2017 services, payable via promissory note payable	$—	$60,000
Common Stock issued for conversion of notes payable	$—	$71,851

Consolidated Financial Statements prepared by company management
See Notes to Consolidated Financial Statements

F-16

Unique Foods Corp

f/k/a Unique Pizza and Subs Corporation

Notes to Consolidated Financial Statements

For the 6 Months Ended June 30, 2018 and 2017

Note 1 - Organization

Unique Foods Corporation (the “Company”) formerly Unique Pizza and Subs Corporation a Delaware corporation was incorporated November 20, 2003. The Company’s mission is to be a leading national franchiser. The Company has a store conversion strategy which targets existing pizza shops as potential franchisees. The Company will provide all franchisees with a customer call center, state-of-the-art point-of-sale system, economies of scale buying power and other services to potentially increase the new store’s profit margins. The Company also has a variable interest entity relationship with a California based restaurant and has wholly subsidiary with Jose Madrid Salsa and Popsy Cakes.

The Company was a party to a reverse merger on February 9, 2006. The reverse merger was between Unique Foods Corporation (formerly known as Unique Pizza and Subs Corporation) and their wholly owned subsidiary Coastal Communications, Inc. Because of the reverse merger, all existing assets of Coastal Communications, Inc. have been removed from the financial statements. In addition, all the liabilities of Coastal Communications, Inc. were removed from the financial statements. As a result, the financial statements include the following: The balance sheet consists of the net remaining assets at historical cost after the reverse merger. The statement of operations includes only the income and expenses of Unique Foods Corporation (formerly known as Unique Pizza and Subs Corporation) and none of the income and expenses of Coastal Communications, Inc. (the previously wholly owned subsidiary).

Note 2 – Summary of Significant Accounting Policies

Management’s Use of Estimates: The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these consolidated financial statements requires that the Company make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures. On an ongoing basis, the Company evaluates its estimates, including those related to revenue recognition, the fair value and useful lives of intangible assets, property and equipment, income taxes, and contingencies, among others. Actual results could differ from those estimates.

Revenue Recognition: One of the Company’s business model is to sell franchise agreements to customers. The revenue from these sales are recorded when the agreement to purchase the franchise is executed by the customer. The Company also derives revenues from the sale of its food products consisting of salsa, pizza, restaurant food and candied pretzels.

Revenue is recorded when all the following have occurred: (1) persuasive evidence of an arrangement exists, (2) asset is transferred to the customer without further obligation, (3) the sales price to the customer is fixed or determinable, and (4) collectability is reasonably assured.

Cost of Sales: Cost of sales represents costs directly related to the production and third-party manufacturing of the Company’s products.

Products sold are typically sold directly to the customer at point of sale; costs associated with shipping and handling is shown as a component of cost of sales.

Basis of Presentation. The financial statements include the accounts of Unique Pizza and Subs Corporation and its wholly owned subsidiaries along with a variable interest entity in the California restaurant prepared in accordance with accounting principles generally accepted in the United States of America. The accrual basis is the basis of accounting used. All significant intercompany balances and transactions have been eliminated.

Risk and Uncertainties - The Company is subject to risks common to companies in the service industry, including, but not limited to, litigation, development of new technological innovations and dependence on key personnel.

Fair Value of Financial Assets and Financial Liabilities- The Company follows paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments and paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

F-17

Note 2 – Summary of Significant Accounting Policies (Continued)

The carrying amounts of the Company’s consolidated financial assets and liabilities, such as cash, accounts receivable, inventory, goodwill, accounts payable, accrued interest, derivative liabilities, notes payable and customer deposits approximate their fair values because of the short maturity of these instruments. The Company’s bank note payable approximates the fair value of such instrument based upon management’s best estimate of interest rates that would be available to the Company for similar consolidated financial arrangement at June 30, 2018.

The Company does not have any assets or liabilities measured at fair value on a recurring or a non-recurring basis, consequently, the Company did not have any fair value adjustments for assets and liabilities measured at fair value at June 30, 2018, nor gains or losses are reported in the statement of operations that are attributable to the change in unrealized gains or losses relating to those assets and liabilities still held at the reporting date for the 6 months ended June 30, 2018 and 2017.

Cash and Cash Equivalents - For purposes of the Consolidated Statements of Cash Flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.

Impairment of Long-Lived Assets: The Company evaluates the recoverability of its fixed assets and other assets in accordance with section 360-10-15 of the FASB Accounting Standards Codification for disclosures about Impairment or Disposal of Long-Lived Assets.  Disclosure requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds its expected cash flows. If so, it is impaired and is written down to fair value, which is determined based on either discounted future cash flows or appraised values. The Company adopted the statement on inception. No impairments of these types of assets were recognized during the 6 months ended June 30, 2018 and 2017.

Income Taxes: The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification.  Deferred income tax assets and liabilities are determined based upon differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized.  Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Fixed Assets: The Company’s property and equipment consisting of building improvements, restaurant and office equipment, software, and furniture are stated at cost and depreciated over their estimated useful lives ranging from 5-7 years of the respective assets. Depreciation is computed using the straight-line method. Book depreciation for the 6 months ended June 30, 2018 and 2017 is $92,510 and $92,510, respectively. Expenditures for maintenance and repairs are charged to expense as incurred.

Property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Upon sale or retirement of property and equipment, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the statements of operations.

Advertising Costs - Advertising costs are expensed as incurred. The Company does not incur any direct-response advertising costs.

Income(Loss) Per Share - Net income(loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income(loss) per share is computed by dividing net income(loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income(loss) per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of June 30, 2018 and 2017.

Inventory - Inventory, consisting of finished food products purchased, is located on the premises of our respective subsidiaries and is stated at the lower of cost or market using the first in first out method. No allowances were necessary at June 30, 2018. The Company periodically reviews historical sales activity to determine potentially obsolete items and evaluates the impact of any anticipated changes in future demand.

F-18

Note 2 – Summary of Significant Accounting Policies (Continued)

Share-Based Payments - The Company acquires nonmonetary assets including goods for its common stock. The goods are recorded at the fair value of the nonmonetary asset exchanged or at an independent quoted market price for items exchanged.

The Company accounts for stock-based compensation using the fair value method following the guidance set forth in section 718-10 of the FASB Accounting Standards Codification for disclosure about Stock-Based Compensation. This section requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award- the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render the requisite service.

Comprehensive Income (Loss) - The Company reports comprehensive income and its components following guidance set forth by section 220-10 of the FASB Accounting Standards Codification which establishes standards for the reporting and display of comprehensive income and its components in the consolidated financial statements. There were no items of comprehensive income (loss) applicable to the Company during the period covered in the consolidated financial statements.

Accounts Receivable and Allowance for Doubtful Accounts – We grant credit to customers based on an evaluation of their financial condition but most of our sales are immediately collected in cash at the point of sale. The estimate of the allowance for doubtful accounts,which is charged off to bad debt expense, is based on management’s assessment of current economic conditions and historical collections experience.

At June 30, 2018 and 2017, the Company did not have an allowance for doubtful accounts.

For the 6 months ended June 30, 2018 and 2017 the Company had $-0- in bad debt expense.

Related Parties -The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Non-Controlling Interest – The Company owns 50% of Credo Ventures, LLC, a variable interest entity.

Pursuant to Section 850-10-20 the related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Contingencies:The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

F-19

Note 2 – Summary of Significant Accounting Policies (Continued)

Contingencies (Cont.):If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, consolidated financial position, and consolidated results of operations or consolidated cash flows.

Principles of Consolidation – The consolidated financial statements include the accounts of Jose Madrid Salsa, Popsy Cakes, Christopher Street (various products) and Credo Ventures (restaurant). All inter-company accounts and transactions have been eliminated in consolidation.

Recent Accounting Pronouncements - The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and do not believe the future adoption of any such pronouncements may be expected to cause a material impact on its consolidated financial condition or the results of its operations.

FASB Accounting Standards Codification

In April 2015, the FASB issued Accounting Standards Update No. 2015-03, Interest—Imputation of Interest (Topic 835-30): Simplifying the Presentation of Debt Issuance Costs (“ASU 2015-03”). ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs is not affected by ASU 2015-03. ASU 2015-03 is effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption is permitted. Upon adoption, the Company will reclassify debt issuance costs from prepaid expenses and other current assets and other assets as a reduction to debt in the condensed consolidated balance sheets. The Company is not planning to early adopt ASU 2015-03 and does not anticipate that the adoption of ASU 2015-03 will materially impact its consolidated financial statements.

In July 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2015-11, Inventory (Topic 330): Simplifying the Measurement of Inventory (“ASU 2015-11”), which applies guidance on the subsequent measurement of inventory. ASU 2015-11 states that an entity should measure inventory at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less reasonable predictable costs of completion, disposal and transportation. The guidance excludes inventory measured using last-in, first-out or the retail inventory method. ASU 2015-11 is effective for interim and annual reporting periods beginning after December 15, 2016. Early adoption is permitted. The Company is not planning to early adopt ASU 2015-11 and is currently evaluating ASU 2015-11 to determine the potential impact to its consolidated financial statements and related disclosures.

Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Stock Compensation, which is intended to simplify the accounting for share-based payment award transactions. The new standard will modify several aspects of the accounting and reporting for employee share-based payments and related tax accounting impacts, including the presentation in the statements of operations and cash flows of certain tax benefits or deficiencies and employee tax withholdings, as well as the accounting for award forfeitures over the vesting period. The guidance is effective for fiscal years beginning after December 15, 2016, including interim periods within that year, and will be adopted by the Company in the first year of fiscal 2017. The Company anticipates the new standard will not result in an increase in the number of shares used in the calculation of diluted earnings per share and will not add volatility to the Company’s effective tax rate and income tax expense due to its net operating loss carryforward. The magnitude of such impacts will depend in part on whether significant employee stock option exercises occur.

Subsequent Events

(Included in Accounting Standards Codification (“ASC”) 855 “Subsequent Events”, previously SFAS No. 165 “Subsequent Events”)

SFAS No. 165 established general standards of accounting for and disclosure of events that occur after the balance sheet date, but before the consolidated financial statements are issued or available to be issued (“subsequent events”). An entity is required to disclose the date through which subsequent events have been evaluated and the basis for that date. For public entities, this is the date the consolidated financial statements are issued. SFAS No. 165 does not apply to subsequent events or transactions that are within the scope of other GAAP and did not result in significant changes in the subsequent events reported by the Company. SFAS No. 165 became effective for interim or annual periods ending after September 15, 2009 and did not impact the Company’s consolidated financial statements. The Company evaluated for subsequent events through the issuance date of the Company’s consolidated financial statements. No recognized or non-recognized subsequent events were noted.

F-20

Note 3 – Shareholders’ Equity

The Company’s is authorized to issue 3,000,000,000 shares of $.0001 par common stock. At June 30, 2018, there were 2,099,825,471 shares outstanding. At June 30, 2017, there were 28,468,000 shares outstanding.

In December 31, 2017 the Company issued 548,782 post split shares of common stock for the conversion of and $6,482 of convertible notes payables principal and related accrued interest thereto, respectively.

At June 30, 2018, there were 22,950,000 shares of preferred stock issued and outstanding to the Company’s officer, director, and majority shareholder. At June 30, 2017, there were 22,000,000 shares of preferred stock issued and outstanding to the Company’s officer, director and majority shareholder. These are convertible into shares of common stock at a rate of one preferred share into twenty-five common shares. Therefore, there are potentially 550,000,000 additional shares of common stock that could be issued in the future upon conversion from preferred shares by this person. The Company affected a one for two hundred and fifty reverse stock split on March 6, 2014. The consolidated financial statements herein have been retroactively restated in compliance with US SEC staff accounting bulletin topic 4.C. The effects of these shares are non-dilutive at June 30, 2018 due to the net loss recorded.

Note 4 – Convertible Notes Payable

The Company had an unsecured note payable to an unrelated third party,but this was paid in full during the second year of 2016 leaving a balance due at June 30, 2018 of $-0- on the original principal amount of $325,000. The note had an imputed interest rate of 6% per annum, the effects of which are included in the consolidated financial statements in the amount of $5,010 including $5,000 in late fees. The note had a conversion feature into common shares feature at $.005 per share. The promissory note never converted into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note was not a derivative liability under EITF 00-19 due to its fixed floor conversion.

The Company has an unsecured convertible note payable to an unrelated third party at June 30, 2018 of $189,900 representing cash advances made to the Company in the amounts of $20,000 and $25,000 in late 2014, $99,100 in 2015 and 2016 and $45,800 in the first two years ended June 30, 2018. The entire promissory note has a line of credit in the amount of $250,000 for the Company to draw upon. The interest rate is 10% per annum. The note is currently payable on demand and has a conversion feature into common shares at $.015 per share or 50% of the average closing bid price of the last five trading days upon receiving a conversion notice, whichever is lower. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is a derivative liability under EITF 00-19 due to its variable floor conversion option.

ASC Topic 815 (“ASC 815”) requires that all derivative financial instruments be recorded on the balance sheet at fair value. Fair values for exchange traded securities and derivatives are based on quoted market prices. Where market prices are not readily available, fair values are determined using market-based pricing models incorporating readily observable market data and requiring judgment and estimates.

The Company issued a convertible note as per above and has evaluated the terms and conditions of the conversion features contained in the notes and warrants to determine whether they represent embedded or freestanding derivative instruments under the provisions of ASC 815. The Company determined that the conversion features contained in the notes and warrants represent freestanding derivative instruments that meet the requirements for liability classification under ASC 815. As a result, the fair value of the derivative financial instruments in the notes and warrants is reflected in the Company’s balance sheet as a liability. The fair value of the derivative financial instruments of the convertible notes and warrants was measured at the inception date of the notes and warrants and each subsequent balance sheet date. Any changes in the fair value of the derivative financial instruments are recorded as non-operating, non-cash income or expense at each balance sheet date.

The Company valued the conversion features in its convertible notes using the Black-Scholes model. The Black-Scholes model values the embedded derivatives based on a risk-free rate of return ranging from 0.02% to 0.02%, grant dates at the beginning of the year, the term of convertible note, conversion prices is lesser of 1) $0.015, or 2) 50% of stock bid price at date of note issuance, current stock prices on the measurement date ranging from $0.005 to $0.011, and the computed measure of the Company’s stock volatility, ranging from 221.61% to 359.23%. Included in the June 30, 2018 consolidated financial statements is a derivative liability in the amount of $45,000 to account for this transaction.

F-21

Note 4 – Convertible Notes Payable (Cont.)

There were no balances in prior periods since this liability arose in late 2014. It will be revalued yearly henceforth and adjusted as a gain or loss to the statements of operations depending on its value at that time.

At January 2016, the company issued a convertible note with $30,000 principal to a third party, with $12,000 initial interest. The note has an interest rate of 8% per annum. For the 6 months ended June 30, 2018, 15,000,000 shares of common stock are issued to settle $3,000 accrued interest payable.

Included in the Consolidated Statement of Operations for the previous year end consolidated financial statements was a $45,000 in change of fair value of derivative and $45,000 of debt discount amortization in non-cash charges pertaining to the derivative liability as it pertains to the gain on derivative liability and debt discount, respectively.

The Company has two convertible notes payable with L&H, Inc., unrelated third party. One was issued on August 24, 2017 in the amount of $50,000 and the other one was issued on September 1, 2017 in the amount of $25,000.

The Company has an unsecured note payable to an unrelated third party at June 30, 2018 in the principal amount of $-0- remaining on an original principal amount of $60,000. The note has an interest rate of 6% per annum. $10,873 and $10,000 of accrued interest payable and late fees payable on this loan are included in the accompanying consolidated balance sheet. The note is currently payable on demand and has a conversion into common shares feature. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is not a derivative liability under EITF 00-19 due to its fixed floor conversion.

The Company has two additional unsecured notes payable to an unrelated third party at June 30, 2018 each in the principal amounts of $60,000. The notes have an interest rate of 6% per annum. $2,320 of accrued interest payable on each loan is included in the accompanying consolidated balance sheet. The notes are payable under one-year maturities and has a conversion into common shares feature. The promissory note will not convert into more than ten percent of the Company’s shares pursuant to an agreement between the parties. The promissory note is not a derivative liability under EITF 00-19 due to its fixed floor conversion.

Note 5 – Note Payable to a Related Party Individual

Pursuant to the Company’s variable interest entity relationship with a California based restaurant, the Company incurred a promissory note in the amount of $495,000. The amount payable to the individual, related through the variable interest entity relationship as the mother of the managing member of Credo Ventures, LLC who loaned the monies to Credo Ventures, LLC, at June 30, 2018 is $495,000. The promissory note bears interest of 10% per annum, has equal monthly payments payable of $10,517 over sixty months maturing on October 17, 2020 and the restaurant equipment is the collateral.

Note 6 – Income (Loss) Per Share

Income (loss) per share is computed by dividing the net income (loss) by the weighted average number of common shares outstanding during the period. Basic and diluted loss per share was $-0- and $(1.38) for the 6 months ended June 30, 2018 and 2017, respectively.

Note 7 – Supplemental Cash Flow Information

Supplemental disclosures of cash flow information for the 6 months ended June 30, 2018 and 2017 are summarized as follows:

Cash paid during the periods for interest and income taxes:

	2018	2017
Income Taxes	$—	$—
Interest	$—	$—

F-22

Note 8 – Going Concern and Uncertainty

The Company has suffered recurring losses from operations since inception. In addition, the Company has yet to generate an internal cash flow from its business operations. These factors raise substantial doubt as to the ability of the Company to continue as a going concern.

Management’s plans about these matters encompass the following actions: 1) obtain funding from new investors to alleviate the Company’s liquid working deficiency, and 2) implement a plan to generate sales. The Company’s continued existence is dependent upon its ability to resolve it liquidity problems and increase profitability in its current business operations. However, the outcome of management’s plans cannot be ascertained with any degree of certainty. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of these risks and uncertainties.

Note 9 – Goodwill

On August 15, 2015, the Company acquired 100% of the capital stock of Jose Madrid Sales Corporation, an Ohio corporation, in exchange for the issuance of 950,000 shares of the Company’s preferred stock. The fair value of this stock issuance was determined using the fair value of the Company’s common stock on the closing date, at a market quoted price of $.008. Accordingly, the Company recognized goodwill of $53,011 as follows:

Fair value of the consideration transferred	$190,000

Net of identifiable assets acquired and liabilities assumed	$(136,989)

Goodwill	$53,011

The Company subsequently tested the goodwill for impairment and assessed the goodwill was not impaired since there was significant operating revenue and profits generated from Jose

Madrid Salsa during the subsequent period thereto.

On December 31, 2015, the Company acquired 100% of the capital stock of PopsyCakes Distributing, LLC, a Florida corporation, in exchange for the issuance of 2,000,000 shares of the Company’s common stock. The fair value of this stock issuance was determined using the fair value of the Company’s common stock on the closing date, at a market quoted price of $.0031. Accordingly, the Company recognized goodwill of $1,555 as follows:

Fair value of the consideration transferred	$6,200

Net of identifiable assets acquired and liabilities assumed	$(4,645)

Goodwill	$1,555

The Company subsequently tested the goodwill for impairment and assessed the goodwill was not impaired since there was significant operating revenue and profits generated from Popsy Cakes during the subsequent period thereto.

F-23

Note 10—Segment Reporting

The Company follows the guidance set forth by section 280-10 of the FASB Accounting Standards Codification for reporting and disclosure on operating segments of the Company.

The Company’s segment information is as follows:

For the six months ended June 30, 2018:

	Christopher Street	Jose Madrid Salsa	Popsy Cakes	Unique Pizza Taphouse
Revenue	$6,282	$204,755	$11,759	$439,595
Operating Profit/(Loss)	$2,529	$9,017	$5,064	$(127,231)

For the six months ended June 30, 2017:

	Christopher Street	Jose Madrid Salsa	Popsy Cakes	Unique Pizza Taphouse
Revenue	$9,245	$301,330	$17,305	$646,934
Operating Profit/(Loss)	$(194)	$(6,328)	$(363)	$(13,586)

Note 11 – Subsequent Events/Material Event

Subsequent Events

The Company evaluated for subsequent events through the issuance date of the Company’s financial statements and has determined no subsequent events have occurred.

Subsequent to June 30, 2018, the Company performed a 250:1 reverse stock split of its common stock. The effects of such reverse stock split have been retroactively restated in the accompanying financial statements as of the beginning of the period presented.

Material Events

On June 28, 2018, the Company officially changed its name from Unique Pizza and Subs Corp. to Unique Foods Corp.

F-24

UNIQUE FOODS CORPORATION

207,000,000 SHARES OF COMMON STOCK

OFFERING CIRCULAR

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The Date of this Offering Circular is November 19, 2018

PART III - INFORMATION NOT REQUIRED IN THE OFFERING CIRCULAR

Item 17

Number	Description of Exhibit

2.1	Articles of Incorporation
2.2	Bylaws
4.1	Form of Subscription Agreement
10.1	Promissory Note of Credo Ventures, LLC
10.2	Credo Ventures, LLC Loan Agreement
12	Opinion re legality

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized in Monroeville, PA, on the 20th day of November, 2018.

UNIQUE FOODS CORPORATION

By:	/s/ James Vowler
James Vowler
President, CEO and Director

This offering statement has been signed by the following person in the capacities indicated on November 20, 2018.

By:	/s/ James Vowler
James Vowler
President, CEO and Director (Principal Executive Officer, Principal Accounting Officer and Principal Financial Officer)